Exhibit 4.12

A/B CO-LENDER AGREEMENT

Dated as of March 2, 2020

among

GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC

as Initial Administrative Agent

GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC

as Initial Note-A Holder

and

GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC

as Initial Note-B Holder

Loan in the principal amount of $37,000,000.00

TABLE OF CONTENTS

PAGE

Article 1 DEFINITIONS	2
1.1 Terms Defined in this Agreement	2
1.2 Definitions Incorporated from Other Agreements	15
Article 2 ADMINISTRATIVE AGENT AND SERVICER	15
2.1 Appointment and Authorization	15
2.2 Actions Requiring Consent and Approval	20
2.3 Liability of Administrative Agent	25
2.4 Reliance by Administrative Agent	26
2.5 Credit Decision; Representations and Warranties	26
2.6 Noteholder Indemnification	28
2.7 Administrative Agent, Servicer, Noteholders and Affiliates in Individual Capacity	29
2.8 Successor Administrative Agent and Servicer	29
2.9 Additional Administrative Agent Duties	31
2.10 Bankruptcy of Borrower; Return of Funds	31
Article 3 ASSIGNMENTS, ASSUMPTIONS, PARTICIPATIONS AND REPLACEMENT NOTES	32
3.1 Initial Noteholders	32
3.2 Transfer	32
3.3 Participations	34
3.4 Certain Pledges	35
3.5 Replacement Notes	37
3.6 Cooperation with Syndication	37
Article 4 PRIORITY; DISTRIBUTIONS	37
4.1 Priority	37
4.2 Distributions	38
4.3 Recovery of Unsatisfied Indemnification Payments	43
4.4 Other Distributions	43
Article 5 DISTRIBUTIONS AFTER WORKOUTS OR FORECLOSURES	44
5.1 Distributions after Workouts	44
5.2 Distributions after Foreclosure	44
Article 6 PROTECTIVE ADVANCES; SUPER PRIORITY PROTECTIVE ADVANCES AND NOTEHOLDER DEFAULTS	44
6.1 Protective Advances	44
Article 7 Intentionally omitted	46
Article 8 OWNERSHIP OF THE PROPERTIES	46
8.1 Foreclosure.	46

TABLE OF CONTENTS
(CONT’D)

PAGE

Article 9 CONTROL APPRAISAL PERIOD	49
9.1 Determination of a Control Appraisal Period	49
9.2 Threshold Event Collateral.	49
Article 10 CURE RIGHTS, PURCHASE OPTION	51
10.1 Cure Rights	51
10.2 Purchase Option	52
Article 11 MISCELLANEOUS	53
11.1 Terms of Agreement	53
11.2 Modifications	53
11.3 Successors and Assigns	53
11.4 Notices	53
11.5 Prior Agreements	54
11.6 Conflict; Construction of Documents	54
11.7 Governing Law	54
11.8 Submission to Jurisdiction	54
11.9 WAIVER OF JURY TRIAL	55
11.10 Counterparts	55
11.11 Third-Party Beneficiaries	55
11.12 Withholding	55
11.13 EU Bail-In Rule Provisions	56

Exhibit A	Form of Assignment Agreement
Exhibit B	Notice Addresses
Exhibit C	Commitments and Pro Rata Shares
Exhibit D	Loan Documents

ii

A/B CO-LENDER AGREEMENT

THIS A/B CO-LENDER AGREEMENT dated as of March 2, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is made among (i) GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC, a Delaware limited liability company having a place of business at 2977 McFarlane Road, Suite 300, Coconut Grove, Florida 33133, Attention: Legal Department, in its capacity as administrative agent (in such capacity, “Initial Administrative Agent”), (ii) GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC, a Delaware limited liability company having a place of business at 2977 McFarlane Road, Suite 300, Coconut Grove, Florida 33133, Attention: Legal Department, as the initial Note-A Holder (in such capacity, “Initial Note-A Holder”), and (iii) GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC, a Delaware limited liability company having a place of business at 2977 McFarlane Road, Suite 300, Coconut Grove, Florida 33133, Attention: Legal Department, as the initial Note-B Holder (in such capacity, “Initial Note-B Holder”; together with Initial Note-A Holder, individually and collectively, the “Initial Noteholders”), and the other Persons that become Noteholders and parties to this Agreement from time to time in accordance with the terms hereof.

W I T N E S S E T H:

WHEREAS, pursuant to (i) that certain Loan Agreement, dated as of January 31, 2020 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Loan Agreement”), Grass River Real Estate Credit Partners Loan Funding, LLC as originating lender (in such capacity, the “Originating Lender”) has made to Southwest Properties Investments, LLC, a Delaware limited liability company (“Borrower”), a mortgage loan (as the same may be split, severed, reduced, increased, supplemented or otherwise modified from time to time, the “Loan”) in the principal amount of $37,000,000.00;

WHEREAS, to evidence the Loan, Borrower executed and delivered in favor of the Originating Lender (i) a Promissory Note A in the principal amount of $34,500,000.00 (as the same may be amended, restated, replaced, supplemented, severed into one or more separate notes or otherwise modified from time to time, the “A Note”) and (ii) a Promissory Note B in the principal amount of $2,500,000.00 (as the same may be amended, restated, replaced, supplemented, severed into one or more notes or otherwise modified from time to time “B Note”; A Note and B Note, individually and collectively, the “Notes”), each dated as of January 31, 2020;

WHEREAS, to secure the Notes Borrower granted for the benefit of the Originating Lender, inter alia, (i) that certain Mortgage, Assignment of Leases and Rents, and Security Agreement, dated as of January 31, 2020 (as amended, modified, supplemented, restated or replaced from time to time, the “Mortgage”), encumbering Borrower’s fee simple interest in certain real property more particularly described in the Mortgage located in the Fort Myers, Florida (the “Property”);

WHEREAS, to further evidence and secure the Loan, the Borrower additionally executed or caused to be executed and delivered in favor of the Originating Lender the

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documents listed on Exhibit D attached hereto and made a part hereof, each dated as of February 19, 2020 (such documents listed on Exhibit D, as each of the same may be amended, modified, supplemented, restated or replaced from time to time, and together with the Loan Agreement, the Notes and the Mortgage, individually and collectively, the “Original Loan Documents”);

WHEREAS, the Original Loan Documents have been assigned from Originating Lender to Initial Note-A Holder.

WHEREAS, as of the date hereof, A Note will be retained by the Initial Note-A Holder;

WHEREAS, as of the date hereof, B Note will be retained by the Initial Note-B Holder; and

WHEREAS, the Initial Noteholders desire, by this Agreement, to appoint Initial Administrative Agent as the administrative agent to provide the services described herein, and to establish the relative rights, benefits, obligations and priorities of the Noteholders with respect to the Loan.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1

DEFINITIONS

1.1              Terms Defined in this Agreement. As used herein, the following capitalized terms shall have the following meanings:

“Accepted Servicing Practices” means to service, manage and administer the Loan using good faith business judgment and the same degree of care and diligence with which Administrative Agent would service and administer a loan similar to the Loan that Administrative Agent owns for its own account, acting in accordance with applicable law, the terms of this Agreement and the Loan Documents, but without regard to:

(i)                 any relationship that Administrative Agent or any Affiliate of Administrative Agent may have with Borrower or any Affiliate of Borrower;

(ii)              the ownership by any Noteholder who is acting under this Agreement in its separate capacity as Administrative Agent, or any Affiliates of Administrative Agent, of any interest in the Loan or any other debt owed by, or secured by ownership interests in, Borrower or any Affiliate of Borrower or by the Property;

(iii)            the ownership, servicing and/or management by Administrative Agent (or any of its Affiliates) of any other loans, participation interests or real property; or

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(iv)             Administrative Agent’s right to receive compensation for its services hereunder or with respect to any particular transaction.

Provided that such Accepted Servicing Practices shall take into account (i) that Administrative Agent has or may have obligations under the Senior Co-Lender Agreement governing the A-Note, including to adhere to the “Accepted Servicing Practices” thereunder, and (ii) the relative value remaining in the B-Note at the time an action is being take hereunder which is subject to Accepted Servicing Practices. In addition, from and after the Securitization of the A Notes, “Accepted Servicing Practices” shall have the meaning given to the term “Servicing Standard” in the servicing agreement executed in connection with the Securitization Vehicle holding the A-Note.

“A-Note” and “A-Notes” shall have the meaning assigned to such term in the recitals.

“Administrative Agent” means Initial Administrative Agent and any Person appointed pursuant to the terms of this Agreement and any Senior Co-Lender Agreement to act as successor administrative agent.

“Affiliate” means, as to any particular Person, any other Person directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with the Person in question.

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which a Person or any Related Name is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which a Person or any Related Name is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record-keeping and reporting requirements related thereto.

“Appraisal Reduction Amount” shall mean for any date of determination by Administrative Agent following the occurrence of an Appraisal Reduction Event, an amount equal to the excess of (a) the sum of the following (without duplication): (1) the then outstanding principal balance of the Loan, (2) all accrued and unpaid interest on the Loan at the Interest Rate, and, if applicable, the Default Rate, (3) all unreimbursed Protective Advances (including Super-Priority Protective Advances) by Administrative Agent and the Note-A Holders, together with Protective Advance Interest thereon (to the extent provided hereunder) and (4) all then due and owing real estate taxes, assessments and insurance premiums (less any amounts held in escrow for such items) and all other amounts due and unpaid with respect to the Loan, over (b) (y) ninety percent (90%) of the as-is appraised value of the Property as determined by an appraisal prepared by an Appraiser, minus (z) the dollar amount secured by any liens on the Property that are prior to the lien of the Mortgage; provided that notwithstanding the foregoing, from and after the Securitization of the A Notes, “Appraisal Reduction Amount” shall have the meaning given

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to such term in the servicing agreement executed in connection with the Securitization Vehicle holding the A-Note.

“Appraisal Reduction Event” shall mean the earliest to occur of (A) the 60th day following the occurrence of any delinquency in payment (other than due to sums due on the Maturity Date), if such delinquency remains uncured (excluding cures through cure payments and Protective Advances made hereunder), (B) the date of any modification of the Loan that results in a reduction in payment or any other change in the monetary terms or the material non-monetary terms of the Loan, (C) the earlier of (1) the appointment of a receiver with respect to the Property and (2) the commencement of a foreclosure proceeding with respect to the Property, (D) the date on which title to the Property is obtained pursuant to a deed-in-lieu of foreclosure, (E) the date on which any of the defaults described in Sections 10.1(a), (b), (g), (j) or (p) of the Loan Agreement occurs and (F) an Event of Default occurs due to Borrower’s failure to pay any or all amounts due and owing with respect to the Loan on the Maturity Date; provided that notwithstanding the foregoing, from and after the Securitization of the A Notes, “Appraisal Reduction Event” shall have the meaning given to such term in the servicing agreement executed in connection with the Securitization Vehicle holding the A-Note.

“Appraiser” shall mean an independent appraiser, selected by Administrative Agent that is a member in good standing of the Appraisal Institute with an “MAI” designation therefrom and, if the state in which the Property is located certifies or licenses appraisers, that is certified or licensed in the state in which the Property is located, and that has a minimum of five (5) years’ experience in the appraisal of comparable properties in the area in which the Property is located.

“Assignee” shall have the meaning assigned to such term in Section 3.2(a).

“Assignment Agreement” shall have the meaning assigned to such term in Section 3.2.

“Bad Act” means, in relation to any Person, the occurrence of any of the following within the applicable Look-Back Period for such Person:

(i)                 the filing by such Person or any Related Name of a petition for relief under the Bankruptcy Code or any similar federal, state or foreign law;

(ii)              the filing against such Person or any Related Name of an involuntary proceeding under the Bankruptcy Code if such Person or any Related Name shall have consented to, aided, solicited, supported, or otherwise cooperated or colluded with any other Person to cause, the commencement of such proceeding;

(iii)            the making by such Person or any Related Name of a general assignment for the benefit of creditors, other than with respect to a deed-in-lieu or assignment-in-lieu of foreclosure;

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(iv)             the application by such Person or any Related Name for appointment of a receiver, trustee, custodian or liquidator of such Person or any Related Name or its property (other than at the request of any credit provider or any of its Affiliates);

(v)               in connection with any extension of credit made to such Person or any Related Name, by Administrative Agent or any of its Affiliates, (A) any fraud or willful misconduct on the part of such Person or any Related Name; (B) any material misrepresentation on the part of such Person or any Related Name, or (C) any intentional physical waste of any material portion of the collateral security for any extension of credit made to such Person or any Related Name;

(vi)             in connection with any extension of credit made to such Person or any Related Name by Administrative Agent or any of its Affiliates that is (or was) secured by real property, (A) the misappropriation of (1) any insurance or condemnation proceeds or awards or rents received by it in accordance with the terms of the applicable credit documents or (2) any funds from any account pledged to or for the benefit of the credit provider; (B) a voluntary transfer of the collateral for such extension of credit or a change in control of such Person or any Related Name that was in material violation of the applicable credit documents; or (C) the commission of any acts by such Person or any Related Name which were frivolous or raised in bad faith to hinder, contest or interfere with the exercise of rights or remedies by the credit provider unless it is determined by a court of competent jurisdiction in a final non-appealable judgement that no event of default under such credit then existed;

(vii)          such Person or any Related Name has commenced or participated in any legal or other adversarial proceeding (including pursuant to a counterclaim or a cross claim) actually brought by such Person or any Related Name against Administrative Agent or any of its Affiliates; or

(viii)        such Person or any Related Name has committed any act subjecting it to liability under any non-recourse carveout guaranty, “bad-boy” guaranty or similar instrument.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof.

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

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“Bankruptcy Code” means 11 U.S.C. § 101 et seq., and the regulations promulgated thereunder, as the same may be amended and supplemented from time to time.

“Bankruptcy Proceeding” means any case, proceeding or other action against the applicable Person under any existing or future law of any applicable jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, including, without limitation, the Bankruptcy Code.

“B-Note” and “B-Notes” has the meaning provided in the recitals hereto.

“Borrower” shall have the meaning assigned to such term in the Recitals hereto.

“Borrower Party” means any Person that, directly or indirectly, (1) owns more than ten percent (10%) of Borrower, Guarantor or any Key Principal, (2) is more than ten percent (10%) owned by Borrower, Guarantor and/or any Key Principal, and/or (3) is in control of, is controlled by, or is under common ownership or control with, Borrower, Guarantor or any Key Principal, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (including, without limitation, the ability to exercise any “major decision” rights or veto rights).

“Certificates” means any securities (including all classes thereof) representing beneficial ownership interests in a Securitization Vehicle.

“CLO” shall have the meaning assigned to such term in definition of “Qualified Transferee.”

“Commitment” or “Commitments” means, with respect to a given Noteholder, such Noteholder’s undivided legal and beneficial interest in the principal balance of the Loan held by such Noteholder as evidenced, inter alia, by such Noteholder’s Notes. The initial Commitment of each Noteholder shall be equal to the sum of such Noteholders funded balances specified in Exhibit C to this Agreement with respect to such Noteholder, subject to any Transfers of the Loan or portions thereof made in accordance with the terms of this Agreement. For the avoidance of doubt, the funding of any Protective Advance or Super-Priority Protective Advance by any Noteholder pursuant to Section 6.1 shall not increase the Commitment of such funding Noteholder and no failure to make any Protective Advance pursuant to Section 6.1 shall decrease the Commitment of a Noteholder.

“Control” with respect to any Person, means (except where the word “control” is otherwise defined in this Agreement) either (i) the ownership, directly or indirectly, of more than twenty-five percent (25%) of the beneficial interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall (except where the word “control” is otherwise defined in this Agreement) have the respective correlative meanings thereto.

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“Control Appraisal Period” shall be deemed to exist during any period during which (x) (A) the then-outstanding principal balance of the B-Note minus all Appraisal Reduction Amounts, is less than (B) twenty-five percent (25%) of the then-outstanding principal balance of the B-Note or (y) any Note-B Holder is a Delinquent Noteholder.

“Controlling Class Representative” shall have the meaning assigned to such term in Section 2.2(h) hereof.

“Customer in Good Standing” means a Person (i)(A) which is directly (or indirectly through an Affiliate) a customer of Administrative Agent, either currently or within the last seven (7) years, in connection with a loan in the amount of $5,000,000 or more secured by one or more office buildings, retail centers, hotels, apartment buildings or other commercial real estate projects; or (B) which is not directly (or indirectly through an Affiliate) a customer of Administrative Agent, but which otherwise meets Administrative Agent’s or such Affiliate’s underwriting criteria to be a borrower/customer of Administrative Agent or such Affiliate or is otherwise reasonably acceptable to Administrative Agent and (ii) as to which Administrative Agent has received all information it shall reasonably request to perform its customary “know your customer” procedures, the results of which shall be satisfactory to Administrative Agent.

“Cure Period” has the meaning assigned to such term in Section 10.1.

“Defaulted Loan Purchase Price” shall mean the sum (without duplication) of (a) the outstanding principal balance of the A-Note (as of the date of purchase), (b) accrued and unpaid interest and other amounts due thereon (including, without limitation, default interest), up to (but excluding, provided payment is made in good funds by 2:00 p.m. New York local time) the date of purchase, or if such date of purchase is not a Payment Date, up to (but excluding) the Payment Date next succeeding the date of purchase, (c) any exit fees payable to the Note-A Holders, (d) any unreimbursed Protective Advances (including Super-Priority Protective Advances) made by Administrative Agent and any A-Note Holder, (e) reserved, (f) any out-of-pocket fees and expenses incurred by or on behalf of Administrative Agent and any Note-A Holder in administering, servicing the Loan and enforcing the Loan Documents, including, without limitation, reasonable attorneys’ fees and any master servicing fee, special servicing fee, liquidation fee, workout fee or other servicing fee, and (g) any accrued and unpaid Protective Advance Interest payable to the Note-A Holders; but specifically excluding (i) any prepayment fees or premiums, yield or spread maintenance premiums or fees, and/or liquidated damages amounts, and (ii) notwithstanding clause (b) above, in the event that the B-Note Holders purchase the A-Notes within ninety (90) days of the date it receives the Note-B Holder Purchase Notice, any default interest which does not constitute Protective Advance Interest.

“Default Rate” shall have the meaning assigned to such term in the Loan Agreement.

“Disapproved Transferee” means any Person with respect to which Administrative Agent has exercised any rights to disapprove of such Person pursuant to Article 3 hereof together with any Related Name thereof.

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“Disqualified Person” means, as of the time this Agreement requires the determination whether a Person is a Disqualified Person, any Person or any Related Name thereof which:

(i)        has committed any Bad Act;

(ii)      is a Prohibited Person;

(iii)    has the benefit of sovereign immunity; or

(iv)    is a Disapproved Transferee.

“Distribution Pro Rata Share” means, as of any date, the ratio (expressed as a percentage) of the Note Principal Balance of a Noteholder to the aggregate of the Note Principal Balances of all of the Noteholders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets equal to or in excess of $550,000,000.00 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity equal to or in excess of $225,000,000.00 and (ii) is regularly engaged in the business of making or acquiring (or, in the case of a pension or other fund advisory firm, asset manager or similar fiduciary, regularly engaged in managing or advising other Persons with respect to investments in) commercial real estate loans (including mortgage loans and mezzanine loans), originating preferred equity investments or owning or operating commercial properties.

“Environmental Assessment” shall have the meaning assigned to such term in Section 8.1(c).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor), as in effect from time to time.

“Foreclosure” shall have the meaning assigned to such term in Section 8.1(a).

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“Indemnified Costs” shall have the meaning assigned to such term in Section 4.4 hereof.

“Initial Administrative Agent” shall have the meaning assigned to such term in the Preamble hereto.

“Initial Note-A Holder” shall have the meaning assigned to such term in the Preamble hereto.

“Initial Note-B Holder” shall have the meaning assigned to such term in the Preamble hereto.

“Loan” shall have the meaning assigned to such term in the Recitals hereto.

“Loan Documents” shall have the meaning assigned to such term in the Recitals hereto.

“Loan Pledgee” shall have the meaning assigned to such term in Section 3.4(b).

“Loan Pledgor” shall have the meaning assigned to such term in Section 3.4(b).

“Look-Back Period” means, in connection with any determination made under this Agreement, the period of seven (7) years preceding the date on which such determination is being made.

“Major Decision” shall have the meaning assigned to such term in Section 2.2(a).

“Mortgage” shall have the meaning assigned to such term in the Recitals hereto.

“Newco” shall have the meaning assigned to such term in Section 8.1(a).

“Newco Organizational Documents” shall have the meaning assigned to such term in Section 8.1.

“Non-Exempt Person” means any Person other than a Person who is either (i) a U.S. Person or (ii) has delivered to (or has on file with) Administrative Agent or the Servicer for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit Administrative Agent or the Servicer to make such payments free of any obligation or liability for withholding.

“Note” and “Notes” shall have the meaning assigned to such terms in the Recitals and shall also refer to any Replacement Note(s) given in replacement or substitution therefor.

“Note-A Holder” or “Note-A Holders” means the Initial Note-A Holder and any subsequent holder of any of the A-Notes.

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“Note-B Holder” or “Note-B Holders” means the Initial Note-B Holder and any subsequent holder of any of the B-Notes.

“Noteholder” means each of (i) the Note-A Holders, (ii) the Note-B Holders and (iii) the holders of any Replacement Note(s).

“Note Principal Balance” means, with respect to a Note, at any time of determination, the outstanding amount of Loan proceeds actually advanced under such Note, less any payments of principal thereon received or made on or before the applicable time of determination; provided that, for purposes of clarity, as between the Noteholders (x) the “Note Principal Balance” shall not include any amounts funded by a Noteholder as a Protective Advance or a Super-Priority Protective Advance, and (y) nor shall “Note Principal Balance” include any Protective Advance or Delinquency Amounts not funded by a Delinquent Noteholder.

“Original Loan Documents” shall have the meaning assigned to such term in the Recitals.

“Originating Lender” shall have the meaning assigned to such term in the Recitals.

“Par Purchase Price” means a price equal to the sum of (A) the Note Principal Balance of a Noteholder’s Note, (B) any outstanding Protective Advances made by such Noteholder, (C) any outstanding Delinquency Amounts funded by such Noteholder, plus (D) all accrued and unpaid interest at the applicable interest rate thereon through and including the date of acceleration of the Loan (and specifically excluding any late charges, default interest, yield maintenance premiums and any similar fees, premiums, exit fees and expenses).

“Participant” shall have the meaning assigned to such term in Section 3.3.

“Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $225,000,000.00, and (iii) not subject to a Bankruptcy Proceeding.

“Permitted Investment Fund” shall have the meaning assigned to such term in the definition of Qualified Transferee.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledge” shall have the meaning assigned to such term in Section 3.4(b).

“Prohibited Person” means, as of the time this Agreement requires the determination whether a Person is a Prohibited Person, any Person or any Related Name thereof which:

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(i)        is a Sanctioned Person, is controlled by or is acting on behalf of a Sanctioned Person, or is under investigation for an alleged breach of Sanctions by a governmental authority that enforces Sanctions; or

(ii)     (a) has been indicted, arraigned, placed under custodial detention or convicted on any charge of violating any Anti-Money Laundering Laws or Anti-Corruption Laws or any similar laws, or has been involved in any activity which could result in an indictment, arraignment, custodial detention or conviction on any such charge; and/or (b) has been convicted of or is under indictment or arraignment for any other felony or any other crime involving moral turpitude.

“Property” shall have the meaning assigned to such term in the Recitals.

“Pro Rata Share” means, as of any date, the ratio (expressed as a percentage) of the Commitment of a Noteholder to the aggregate of all Commitments of all of the Noteholders, as the same may be adjusted by Administrative Agent from time to time in accordance with the terms hereof; the Pro Rata Shares of the Noteholders as of the date hereof are as set forth on Exhibit C attached hereto.

“Protective Advance” means all sums to be expended in respect of any (or all) of the following: (i) to remove a lien on the Property that is senior to the lien of the Mortgage, (ii) to pay real property taxes, insurance premiums or other Approved Operating Expenses or Approved Capital Expenses not paid by Borrower, (iii) to protect and preserve the value or safety of the security of any collateral given as security for the Loan, (iv) to pay for expenditures which are emergency in nature, or which are necessary to prevent or minimize personal injury, the occurrence of life safety or health issues and/or material damage or substantial economic harm to the Property, or which are required by applicable law, or (v) to the extent an Event of Default exists, to pay Qualified Leasing Expenses under any Lease entered into by Borrower in accordance with the terms and conditions of the Loan Agreement.

“Protective Advance Interest” means interest at the Protective Advance Rate on a Protective Advance from and including the date on which such Protective Advance was made to but excluding the date on which such Protective Advance is paid or reimbursed, less the amount of interest previously paid thereon.

“Protective Advance Rate” means, for any period, subject to the provisions of Section 6(b), a rate per annum payable by the Borrower pursuant to the Loan Agreement with respect to the applicable Protective Advance.

“Qualified Transferee” means any of the following: (i)(a) Grass River Warehouse Facility Entity Two, LLC, (b) Grass River Real Estate Credit Partners Loan Funding, LLC and (c) TCM CRE REIT LLC and (ii) any one or more of the following:

(A)             a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit

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corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)              an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)              an institution substantially similar to any of the foregoing entities described in clauses (ii)(A) or (ii)(B) that satisfies the Eligibility Requirements;

(D)             any entity which Controls, is Controlled by, or is under common Control with any of the entities described in clauses (ii)(A), (ii)(B) or (ii)(C) above or (ii)(E) below;

(E)              an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (B), (C) or (D) of this definition, investing through a fund with committed capital of at least $225,000,000.00, acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by one or more of the following: a Qualified Transferee under clause (i)(a) of this definition, a Qualified Transferee under clauses (ii)(A), (B), (C) or (D) of this definition, an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the 50% test set forth in this clause (E) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements; or

(F)              a Qualified Trustee (or, in the case of collateralized loan obligations (“CLO”), a single-purpose bankruptcy-remote entity which contemporaneously assigns or pledges all or a portion of its interest in the Loan to a Qualified Trustee) in connection with (1) the issuance of pass-through certificates or other securities secured by or evidencing ownership interests in all or any portion of the Loan, (2) the creation of a CLO secured by all or a portion of the Loan, or (3) a financing through an “owner trust” of, all or a portion of the Loan (any of the foregoing, a “Securitization Vehicle”); provided (x) the Securitization Vehicle Conditions are satisfied, and (y) the Certificates are assigned CUSIP numbers and sold to “qualified institutional buyers” or institutional “accredited investors” within the meaning of Regulation D or an

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institutional investor under Regulation S of the Securities Act of 1933, as amended.

Notwithstanding the foregoing, no Person shall be (or be deemed to be) a Qualified Transferee unless such Person, (i) is a Customer in Good Standing, (ii) is not a Disqualified Person, and (iii) is not the Borrower, Guarantor, Key Principal or any Borrower Party.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000.00 and subject to supervision or examination by federal or state authority, or (ii) an institution insured by the Federal Deposit Insurance Corporation.

“Rating Agency Confirmation” shall have the meaning given to the term in the servicing agreement executed in connection with the Securitization Vehicle holding the A-Note.

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“REO Property” has the meaning set forth in Section 8.1.

“Related Individual” means, (i) in relation to any Person that is an entity, any member of the entity’s board of directors, board of managers or similar governing body, any senior officer of such entity, and any holder of fifty percent (50%) or more of the ownership, beneficial, capital or profits or profits interests in such entity and (ii) in relation to any Person described in clause (i) who is a natural person, members of such Person’s Family.  For these purposes, the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, and (C) any other natural person who is related to the individual within the second degree.

“Related Name” means, in relation to any Person, any Related Individual of such Person, or any Affiliate of such Person or Related Individual, or any Related Individual of such Affiliate (where for purposes of this definition, the definition of “Control” for determination of an Affiliate shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (and “Controlled by,” “Controlling” and “under Common Control with” shall have the respective correlative meaning thereto), or the ownership, directly or indirectly, of fifty percent (50%) or more of the equity interests of the affiliated Person).

“Redirection Notice” shall have the meaning assigned to such term in Section 3.4(b).

“Replacement Note” or “Replacement Notes” shall have the meanings assigned to such terms in Section 3.5.

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“Required Note-A Equity Holders” means the “Required Note-A Equity Holders,” as such term is defined in any Senior Co-Lender Agreement, provided that in the event no Senior Co-Lender Agreement is in effect at the time of any Foreclosure, the “Required Note-A Equity Holders” shall mean the Note-A Holders which held unfunded Commitments of fifty percent (50%) or more of the unfunded Commitments of the Note-A Holders immediately prior to such Foreclosure.

“Required Note-A Holders” means with respect to any action, decision or consent, the requisite number of the Note-A Holders, as determined under any Senior Co-Lender Agreement, required under such Senior Co-Lender Agreement to approve such action, decision or consent; provided that in the event there is no Senior Co-Lender Agreement, the Required Note-A Holders shall mean the Note-A Holders which hold Commitments equal to fifty percent (50%) or more of the Commitments of the Note-A Holders.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade restrictions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by:  (i) the United States of America, including those administered by the OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order; (ii) the United Nations Security Council; (iii) the European Union; (iv) the United Kingdom; or (v) any other governmental authorities with jurisdiction over any Person or its Affiliate.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (i) listed on the “Specially Designated Nationals and Blocked Persons List” maintained by the Office of Foreign Assets Control (“OFAC”),; (ii) listed on OFAC’s “Consolidated Non-Specially Designated Nationals List”; (iii) listed on the U.S. Department of the Treasury’s FINCEN list; (iv) listed on any other similar list maintained by OFAC or FINCEN pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder; (v) Executive Order 13224 (September 23, 2001) issued by the President of the United States (“Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), any related enabling legislation or any other similar Executive Orders, (vi) a legal entity that is deemed by OFAC or FINCEN to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s); or (iv) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Securitization Vehicle” shall have the meaning assigned to such term in the definition of Qualified Transferee.

“Securitization Vehicle Conditions” shall mean (i) the applicable trust is not the subject of any Bankruptcy Proceeding, and (ii) the applicable trust is not an Prohibited Person.

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“Senior Co-Lender Agreement” means any co-lender agreement by and among Administrative Agent as the administrative agent for the Note-A Holders pursuant to such co-lender agreement and the Note-A Holders.

“Servicer” means any servicer, master servicer or special servicer engaged by Administrative Agent to perform servicing and/or special servicing duties with respect to the Loan.

“Servicing Fee” means the fees payable to any Servicer for servicing the Loan.

“Super-Priority Protective Advance” shall have the meaning assigned to such term in Section 6.1(b).

“Threshold Event Collateral” has the meaning set forth in Section 9.2.

“Threshold Event Collateral Deficiency” has the meaning set forth in Section 9.2.

“Threshold Event Cure” has the meaning set forth in Section 9.2.

“Transfer” means any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest in, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2              Definitions Incorporated from Other Agreements. Capitalized terms not otherwise defined in this Article 1, in the Recitals to this Agreement, or elsewhere in this Agreement, shall have the meanings ascribed to such terms in the Loan Agreement.

Article 2

ADMINISTRATIVE AGENT AND SERVICER

2.1              Appointment and Authorization.

(a)               Subject to the terms of this Agreement, including, without limitation, the provisions set forth in Section 2.2, each Noteholder hereby irrevocably appoints, designates and authorizes Administrative Agent as its sole and exclusive collateral agent and administrative agent for the management and administration of the Loan, including, without limitation, the reviewing, approving and processing of disbursement requests from any reserve accounts. Subject to the terms of Section 2.2 and the other provisions of this Agreement, such appointment includes the sole and exclusive right and obligation, for the benefit of and on behalf of the Noteholders, to service, manage and administer the Loan in a manner consistent with the Loan

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Documents, and so long as no Control Appraisal Event is continuing, in accordance with Accepted Servicing Practices. Without limiting the foregoing, the authority of Administrative Agent shall include the following sole and exclusive rights (subject to the provisions of Section 2.2 and such other applicable provisions of this Agreement):

(i)                 The right to collect amounts due and payable with respect to the Loan.

(ii)              The right to determine the order and priority of repayments and prepayments of the Loan, subject to the applicable provisions of the Loan Agreement, and subject to the requirement to apply all repayments and prepayments pro rata and pari passu among the Noteholders, subject to the terms and conditions of Section 4.2 hereof.

(iii)            The right to exercise all consent rights granted to Lender under the Loan Documents.

(iv)             The right, but not the obligation, to exercise the rights and remedies of Lender under the Loan Documents, including providing Borrower and/or Guarantor with notice of any Defaults and Events of Default and the acceleration of the Loan.

(v)               The right to communicate and have direct dealings with Borrower and Guarantor with respect to all matters relating to the Loan.

(vi)             The right, but not the obligation, to perform the obligations of Lender under the Loan Documents.

(vii)          The right to release collateral in accordance with the terms of the Loan Documents.

(viii)        The right to administer cash management, reserves, escrows, and budgets relating to the Loan and Borrower and to invest (and earn and retain for its own account amounts, if any, earned on such investments) cash amounts under the Loan in accordance with the terms of the Loan Documents.

(ix)             The right to modify, amend, or waive terms and conditions in the Loan Documents, including the right to execute and deliver any amendments, modifications and/or waivers of or with respect to the Loan Documents on behalf of, and binding upon, the Noteholders, including, without limitation, any such Loan Documents which the Noteholders may have initially executed or in which the Noteholders may have joined.

(x)               The right to have a receiver appointed on behalf of the Noteholders.

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(xi)             The right to act (including the right to vote) on behalf of the Noteholders in any Bankruptcy Proceeding involving Borrower (or any of its Affiliates), Guarantor or the Property.

(xii)          The right to select counsel to act on behalf of the Noteholders with respect to the Loan, including with respect to the exercising of remedies and with respect to any Bankruptcy Proceeding.

(xiii)        The right to direct Borrower with respect to any Secondary Market Transaction pursuant to Article 11 of the Loan Agreement.

(xiv)         The right, but not the obligation, to incur or make (or require the Noteholders to make their Distribution Pro Rata Share of) any Protective Advances.

(xv)           The right to credit bid on behalf of all Noteholders at a foreclosure and/or UCC sale of the Property or any other collateral securing the Loan.

(xvi)         The right to take title to the Property or any other collateral for the Loan, whether by foreclosure or deed in lieu thereof on behalf of all Noteholders.

(xvii)      The right to operate and improve the Property or any other collateral for the Loan, including entering into such contracts relating to the collateral as Administrative Agent deems necessary or appropriate.

(xviii)    Subject to the provisions of Article 8 below, the right to sell the Property or any other collateral for the Loan.

(xix)         The right to maintain custody of all Loan Documents (exclusive of the original counterparts of the Notes) or, in its sole discretion, to appoint a third party custodian, to retain custody of all of the Loan Documents (exclusive of the original counterparts of the Notes), on behalf of and in trust for the Noteholders.

(xx)           The right to select, enter into a contract with, direct, manage, and replace, the Servicer.

(xxi)         The right to approve any budget under the Loan Agreement (including, without limitation any Annual Budget) and to approve Qualified Leasing Expenses and Monthly Operating Expense Amount.

(xxii)      The right to determine the Debt Service Coverage Ratio and to otherwise determine any financial tests and ratios for all purposes needed under the Loan Documents.

(xxiii)    The right to perform the other obligations of Administrative Agent described in this Agreement.

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(b)               Subject to the duty of Administrative Agent to comply with the terms of Section 2.2 of this Agreement (and, solely for the benefit of the Note-A Holders, Section 2.2 of any Senior Co-Lender Agreement) in connection with any action with respect to the Loan and/or the Property under the Loan Documents that is taken by Administrative Agent, each Noteholder authorizes Administrative Agent to take such actions on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement and the Loan Documents, together with such powers as are reasonably incidental thereto, and each Noteholder agrees that it shall be bound by the terms of this Agreement and the Loan Documents and by any actions or decisions taken by Administrative Agent under this Agreement and/or the Loan Documents pursuant to their respective terms. Administrative Agent acknowledges and agrees that it shall perform its obligations hereunder in accordance with the Loan Documents, and so long as no Control Appraisal Event is continuing, in accordance with Accepted Servicing Practices. Each Noteholder hereby agrees and covenants to reasonably cooperate with Administrative Agent in carrying out the terms and provisions of this Agreement and the Loan Documents, and agrees to execute, acknowledge and deliver any further instruments or agreements as may be reasonably required in order to carry out the terms and provisions hereof and thereof, including, but not limited to, the splitting and/or assignment of the Notes, the Loan Agreement, the Security Instrument and/or the other Loan Documents, as required or contemplated pursuant to the terms of the Loan Documents. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, any Senior Co-Lender Agreement or in any of the other Loan Documents, neither Administrative Agent nor Servicer shall have any duty or responsibility except those expressly set forth herein (and, solely with respect to the Note-A Holders, in any Senior Co-Lender Agreement), nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Noteholder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents or shall otherwise exist against Administrative Agent (and each Noteholder expressly and irrevocably waives any claim, whether express or implied, that either Administrative Agent or Servicer owes any Noteholder any such fiduciary duty). Without limiting the generality of the foregoing sentence, the use of the term “agent” herein with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties in accordance with the obligations set forth in this Agreement.

(c)               Administrative Agent may execute any of its rights, remedies, and obligations under this Agreement and the Loan Documents by or through agents, employees or attorneys-in-fact, including through Servicer, and shall be entitled to consult with legal counsel, accountants and other experts reasonably selected by Administrative Agent and may rely on the advice of legal counsel, accountants and other experts (including those retained by Borrower) concerning all matters pertaining to such duties and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Administrative Agent shall not be responsible for the negligence or misconduct of Servicer or any agent or attorney-in-fact that it selects.

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(d)               Each Noteholder expressly and irrevocably waives for itself and any Person claiming through or under any such Noteholder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law that purports to give a junior loan participant the right to initiate any loan enforcement or foreclosure proceedings.

(e)               Each Noteholder and Administrative Agent hereby acknowledges and agrees that the rights and obligations of the Noteholders and Administrative Agent hereunder shall be subject to the terms and provisions of this Agreement, the Loan Documents and, excluding the Note-B Holder, any Senior Co-Lender Agreement and any servicing agreement. Notwithstanding the terms of this Section 2.2(e) or any other term or condition of this Agreement to the contrary, each Noteholder and Administrative Agent hereby acknowledges that Note-B Holder is not a party to any Senior Co-Lender Agreement and agree that Note-B Holder and its rights and interests in and to the Loan and under this Agreement shall not be subject to the terms of any Senior Co-Lender Agreement, unless expressly approved by Note-B Holder in writing; provided that Note-B Holder acknowledges and agrees that Administrative Agent and each Note-A Holder may be subject to a Senior Co-Lender Agreement and/or a servicing agreement and may have obligations to act in accordance therewith.

(f)                If any Note is included as an asset of a grantor trust for federal income tax purposes or a REMIC Trust, as applicable, then, any provision of this Agreement to the contrary notwithstanding (including but not limited to Section 8.1 of this Agreement), each Noteholder and Administrative Agent agree: (i) not to take any action or make any decision, or cause the Servicer to take any action or fail to take any action, that would cause any such trust to fail to qualify as a grantor trust or REMIC Trust for federal income tax purposes or otherwise, (ii) neither Administrative Agent nor Servicer may modify, waive or amend any provision of the Loan Documents, consent to or withhold consent from any action of the Borrower, or exercise or refrain from exercising any powers or rights that they or the Noteholders may have under the Loan Documents, if any such action would cause such trust to fail to qualify as a REMIC Trust, if applicable, or constitute a “significant modification” of the Loan or the Loan Documents, within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury, without an opinion of counsel, unless the Loan is in default or default is reasonably foreseeable, and (iii) any Property acquired by or on behalf of the Noteholders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such Property following a default on the Loan shall be disposed of as expeditiously as possible in a manner consistent with the rules pertaining to grantor trusts or a REMIC Trust, as applicable.

(g)               Note-B Holders hereby acknowledge, consent and agree that, notwithstanding anything to the contrary contained herein, from time to time, the Required Note-A Holders may direct Administrative Agent to take, or refrain from taking, certain actions with respect to the Loan and the Loan Documents pursuant to any Senior Co-Lender Agreement and that to the extent any such matter does not constitute a Major Decision which then requires the consent of Note-B Holders hereunder, Administrative Agent shall take, or refrain from taking, any such action which the Required Note-A Holders have directed pursuant to any Senior Co-Lender Agreement.

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2.2              Actions Requiring Consent and Approval. The rights, duties and powers granted to Administrative Agent in this Agreement are intended by the Noteholders to be exclusive and broad, subject to the duty of Administrative Agent to comply with the Loan Documents, all applicable laws and the consent requirements set forth in this Section 2.2, and so long as no Control Appraisal Event is continuing, in accordance with Accepted Servicing Practices, in connection with any action under the Loan Documents that is taken by Administrative Agent.

(a)               So long as no Control Appraisal Period exists, Administrative Agent shall not take any of the following actions or make any of the following decisions, and shall not authorize or permit Servicer to take any of the following actions (each a “Major Decision”), unless Administrative Agent has first received the written consent of the Note-B Holders and the written consent, to the extent required under any Senior Co-Lender Agreement, of the Required Note-A Holders subject, however, to such other applicable provisions of this Agreement, any Senior Co-Lender Agreement and the Loan Documents (it being agreed by the Note-B Holders that if the Loan Documents impose a standard of determination (such as “reasonableness”) on the Lender thereunder with respect to a proposed action or decision which would be a Major Decision hereunder, then Note-B Holders shall apply and will be held to the same standard with respect to the proposed Major Decision; accordingly, by way of illustration, but not by way of limitation, if the Lender is required to be reasonable with respect to approving or consenting to a given action or item under the Loan Agreement or the other Loan Documents which is also a Major Decision hereunder, then each Note-B Holders shall also be reasonable in providing its consent or approval of such action or item:

(i)                 Except as otherwise expressly set forth elsewhere in this Section 2.2(a) or in Section 2.2(b) below, explicitly and intentionally, and not solely as a result of Administrative Agent’s inaction, waive any monetary Event of Default (other than due to reimbursement of costs incurred by Administrative Agent) or material non-monetary Event of Default on the part of Borrower or Guarantor;

(ii)              Determine the amount of and make any credit bid equal to, or greater than, the lesser of (x) the sum, determined as of a date immediately prior to the date of such Foreclosure, of (A) the then outstanding aggregate Note Principal Balances of all of the Notes, plus (B) any outstanding Protective Advance and Super-Priority Protective Advance, plus (C) all accrued and unpaid non-default interest on the amounts set forth in preceding clauses (A)-(B), and (y) ninety-seven percent (97%) of the “as-is” value of the Property (which determination may be made on the basis of a then-current appraisal ordered by Administrative Agent or other evidence of the value of the Property which is satisfactory to Administrative Agent);

(iii)            Modify the terms and provisions of any “Event of Default” under the Loan Documents;

(iv)             (A) Consent to any additional indebtedness of Borrower (whether or not secured by all or any portion of the Property), except as expressly permitted to be incurred by Borrower pursuant to the Loan Documents and/or trade payables and other

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indebtedness incurred by Borrower in the ordinary course of its business or (B) amend, modify or explicitly or intentionally, and not solely as a result of Administrative Agent’s inaction, waive any material provision of the Loan Agreement or other Loan Documents relating to the foregoing;

(v)               Release, in whole or in part, the liability of any party for the payment of the indebtedness evidenced by the Notes or for the performance of any monetary or material non-monetary obligations under the Loan Documents (including, without limitation, releasing any guarantor from any obligations under any Loan Documents except as otherwise expressly contemplated in the Loan Documents);

(vi)             Consent to or accept any cancellation or termination of any of the Loan Documents;

(vii)          Except after an Event of Default, accelerate the Loan, sue on the Notes evidencing the Loan, foreclose on the Mortgage or accept a deed or assignment in lieu of foreclosure;

(viii)        Except as otherwise provided in Section 8.1, take any action with respect to any environmental condition on the Property;

(ix)             Accept, receive or apply any prepayment of all or any portion of the principal of the Loan other than as is expressly permitted under the terms of the Loan Documents;

(x)               File or consent to filing of any bankruptcy or insolvency petition with respect to Borrower or any member or partner of Borrower or any guarantor or vote on any plan of reorganization, restructuring or similar event in any bankruptcy or similar proceeding of Borrower or any partner or member of Borrower or any guarantor or take any other material action in any such proceeding (including buying claims of third party creditors);

(xi)             Agree to any forbearance arrangements in connection with any monetary Event of Default or material (as determined by Administrative Agent in its sole discretion) non-monetary Event of Default of any Borrower Party under the Loan Documents which contemplates a forbearance of more than one hundred and twenty (120) consecutive days for such Event of Default (provided that the foregoing shall not prohibit Administrative Agent from entering into any pre-negotiation agreements with, or sending any reservation of rights notices to, any Borrower Party);

(xii)          Extend or shorten the Maturity Date (except in accordance with the terms and conditions of any extension options contained in the Loan Documents or in connection with an exercise of remedies following an Event of Default or one (1) short-term extension thereof not to exceed ninety (90) days in the aggregate) or the date on which any monthly payment of principal and interest on the Loan is due and payable to

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Noteholders (except in accordance with the terms and conditions of any extension options contained in the Loan Documents);

(xiii)        Agree to reduce, waive, defer or forgive explicitly or intentionally, and not solely as a result of Administrative Agent’s inaction, all or any portion of the principal amount of the Loan (including, without limitation, in connection with the acceptance of a discounted payoff of the Loan) or any accrued non-default interest thereon, or explicitly or intentionally, and not solely as a result of Administrative Agent’s inaction, enter into any other amendment, forbearance, modification or waiver of the Loan Agreement or the other Loan Documents, which amendment, forbearance, modification or waiver would reduce or defer payment of the underlying principal amount or reduce the non-default interest rate;

(xiv)         Increase the principal amount of the Loan, other than in connection with any Protective Advances or any Super Priority Protective Advances made by Administrative Agent or any of the Noteholders in accordance with this Agreement or the Loan Agreement;

(xv)           Cross-default the Loan with any other loan;

(xvi)         Release, substitute or subordinate, in an instrument executed by Administrative Agent, in whole or in part, any material portion of any collateral for the Loan to any lien that secures borrowed money, except as may be expressly permitted in the Loan Documents without Lender’s consent; and

(xvii)      Consent to or explicitly or intentionally, and not solely as a result of Administrative Agent’s inaction, waive any provision of the Loan Documents relating to the sale, transfer or encumbrance of all or any portion of the Property (or any interest therein) or any direct or indirect ownership interest in Borrower, except as may be expressly provided for in the Loan Documents without Lender’s consent, or amend, modify or explicitly or intentionally, and not solely as a result of Administrative Agent’s inaction, waive any provision of the Loan Agreement relating to the foregoing.

(b)               Intentionally omitted.

(c)               In addition to the required consents or approvals referred to in subsection (a)  of this Section 2.2 above, Administrative Agent may, but shall not be required to, in Administrative Agent’s sole discretion, at any time request instructions or approval from the Note-B Holders with respect to any actions or approvals which, by the terms of this Agreement, any of the Loan Documents or any Senior Co-Lender Agreement, Administrative Agent would otherwise be permitted or required to take or to grant without consent from the Note-B Holders, and if such instructions are requested, Administrative Agent, subject to the terms and provisions of any Senior Co-Lender Agreement, shall be absolutely entitled to refrain from taking any action or to withhold any consent or approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any consent or approval under any Senior Co-Lender Agreement or any of the Loan Documents until it shall have received such instructions

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from the Note-B Holders. Without limiting the foregoing, no Note-B Holder shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement, any Senior Co-Lender Agreement or any of the other Loan Documents in accordance with the written instructions of the Note-B Holders (except to the extent that Administrative Agent takes an action without the consent of the Required Note-A Holders which requires the consent of the Required Note-A Holders under any Senior Co-Lender Agreement).

(d)               If an Event of Default occurs under any of the Loan Documents, unless Administrative Agent has received a contrary direction from the Note B Holder and the Required Note-A Holders, Administrative Agent may, in accordance with the provisions of any Senior Co-Lender Agreement, and so long as no Control Appraisal Event is continuing, in accordance with Accepted Servicing Practices, but without the consent of the Noteholders (except to the extent consent of the Note-B Holders is expressly required under Section 2.2(a) hereof or consent of Required Note-A Holders is expressly required under any Senior Co-Lender Agreement) exercise or refrain from exercising rights and remedies under the Loan Documents; provided, however, if (i) such Event of Default constitutes a monetary Event of Default or a material (as determined by Administrative Agent in its sole discretion) non-monetary Event of Default, (ii) such Event of Default remains uncured for a period of more than one hundred twenty (120) consecutive days and (iii) Administrative Agent has not otherwise received written direction from the Note-B Holders and the Required Note-A Holders with respect to commencing the enforcement of remedies or otherwise effectuating a consensual work-out of the Loan, then Administrative Agent shall, and is hereby authorized by the Noteholders to, (x) if it has not already done so, accelerate the Loan and (y) sue on the Notes evidencing the Loan and commence and prosecute to completion a foreclosure of (or accept a deed or assignment in lieu of foreclosure with respect to) the Property and exercise of any other remedies it determines are appropriate in accordance with the provisions of any Senior Co-Lender Agreement and Section 8.1 hereof; provided, further, that in the event the Note-B Holders and the Required Note-A Holders provide Administrative Agent with a contrary direction at any time to actions taken or not taken by Administrative Agent under this Section 2.2(d) (including after Administrative Agent has commenced enforcing any remedies under the Loan Documents), then Administrative Agent shall follow such direction, so long as the action so directed (i) does not violate applicable law, any provisions of the Loan Documents or any Senior Co-Lender Agreement and (ii)  is reasonable under the circumstances.  At all times from and after the occurrence of such Event of Default, Administrative Agent shall keep the Noteholders fully apprised of all such actions.

(e)               Each Noteholder acknowledges it has received and has approved the Loan Documents. Each Noteholder agrees that any action taken by Administrative Agent that is permitted hereunder without the consent of the Noteholders (provided, such action is in accordance with the terms and conditions of any Senior Co-Lender Agreement), and the exercise by Administrative Agent of other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Noteholders. All communications from Administrative Agent to the Note-B Holders requesting the Note-B Holders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to Note-B Holders, (ii) shall be delivered in accordance with Section 11.4, (iii) shall be accompanied by a reasonably detailed description of the matter or item as to which such determination, approval or consent is requested, or shall

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advise Note-B Holders where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iv) shall include, to the extent not previously provided to Note-B Holders, all written materials (to the extent necessary to make an informed decision) provided to Administrative Agent with respect of the matter or issue to be resolved, and (v) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Note-B Holders shall reply promptly, but in any event within the earlier of (x) seven (7) Business Days after receipt of the request therefor from Administrative Agent and (y) two (2) Business Days less than the period given to respond to such request under the Loan Documents, as the case may be (the “Noteholder Reply Period”); provided, that Administrative Agent may, in its sole discretion, shorten the Noteholder Reply Period if the Loan Documents, any third party agreements (including, without limitation, insurance policies) benefiting Borrower, Guarantor or the Property, existence of emergency or life safety issues affecting the Property or any Governmental Authority with jurisdiction over Borrower, Guarantor or Property impose or require a shorter time period to respond. Each request for Note-B Holders’ consent under Section 2.2(a)  or elsewhere in this Agreement shall be marked in bold lettering with the following language: “NOTE-B HOLDERS’ RESPONSE IS REQUIRED WITHIN [___] (_) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE IN ACCORDANCE WITH THE TERMS OF THE A/B CO-LENDER AGREEMENT,” with the blank in such language replaced by the applicable number. Unless the Note-B Holders deliver written notice to Administrative Agent, within the Noteholder Reply Period, that the Note-B Holders object to the recommendation or determination of Administrative Agent, Note-B Holders shall be deemed to have approved of or consented to such recommendation or determination. With respect to Major Decisions, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to the Note-B Holders along with such request for the Note-B Holders’ consent and upon receiving the required approval or consent, subject to receiving any consent from the Required Note-A Holder consent under any Senior Co-Lender Agreement, shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Note-B Holders and, to the extent the Note-B Holders fail to respond, the Note-B Holders shall be deemed to have concurred with such recommended course of action. Notwithstanding the foregoing, (i) following the occurrence of an extraordinary event with respect to the Property, or if a failure to take any such action at such time would be inconsistent with the Accepted Servicing Practices, Administrative Agent (or Servicer acting on its behalf) may take actions with respect the Property before obtaining the consent of the Note-B Holder if Administrative Agent (or Servicer acting on its behalf) reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions prior to such consent would materially and adversely affect the interest of the Noteholders as a whole, and the Note-B Holder (or Servicer acting on its behalf) has made a reasonable effort to contact the Note-B Holder and (ii) Administrative Agent (or Servicer acting on its behalf) shall not follow any advice, direction, objection or consultation provided by Note-B Holder that would require or cause the Administrative Agent (or Servicer acting on its behalf) to violate any applicable law, including those pertaining to REMIC Trusts, be inconsistent with Accepted Servicing Practices, require or cause Administrative Agent (or Servicer acting on its behalf) to violate provisions of this Agreement or any servicing agreement, require or cause the Administrative Agent (or Servicer acting on its behalf) to violate the terms of the Loan Documents, or materially expand the scope of the Administrative Agent’s (or

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Servicer acting on its behalf) responsibilities under this Agreement. The foregoing shall not relieve Administrative Agent (or Servicer acting on its behalf) of its duties to comply with the Accepted Servicing Practices.

(f)                Notwithstanding anything to the contrary set forth in Section 2.2(a)  above, Administrative Agent may grant waivers of non-material conditions to the release of escrows under the Loan Documents on a case by case basis.

(g)               Notwithstanding anything contained to the contrary set forth in this Agreement, in the event any Note-B Holder is a Delinquent Noteholder or a Control Appraisal Period has occurred and is continuing, then (x) the Note-B Holders shall not be entitled to vote on any Major Decision or to otherwise provide direction pursuant to this Section 2.2 and (y) Administrative Agent may take any actions or make any decisions, and may authorize Servicer to take any actions or make any decisions that would be a Major Decision without the consent of the Note-B Holders, so long as such action (or inaction) or decision is made in accordance with the terms and provisions of the Loan Documents and any Senior Co-Lender Agreement.

(h)               With respect to any B-Note that is included in a Securitization Vehicle, and, so long as Administrative Agent has received from the related Note-B Holders, written notice identifying the name, physical address and email address of the Controlling Class Representative and written notice of any updates thereto, the respective rights of the related Note-B Holder may be exercised by the representative appointed by such holders in accordance with the terms of the related securitization agreements (any such Person assigned such rights, a “Controlling Class Representative”). With respect to any B-Note that is included in a Securitization Vehicle, in the event that a Controlling Class Representative has not been designated in writing to the related trustee and to Administrative Agent (or if such party has resigned or transferred its certificates and a successor has not been designated in writing to the related trustee and to Administrative Agent), then Administrative Agent shall be deemed to have received the consent of the related Securitization Vehicle as the holder of such B-Note with respect to any Major Decision.

2.3              Liability of Administrative Agent. Neither Administrative Agent, nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (except with respect to Administrative Agent only, to the extent resulting from Administrative Agent’s own negligence or willful misconduct), or (b) be responsible in any manner to any of the Noteholders for any recital, statement, representation or warranty made by Borrower, Guarantor, or any member, partner, shareholder or officer of Borrower or Guarantor, contained in any Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent or Servicer under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any lien, mortgage or security interest therein), or for any failure of Borrower, Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Noteholder to ascertain or to inquire as to the observance or performance of

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any of the terms or agreements contained in, or conditions of, any Loan Document, or to inspect the properties, books or records of Borrower or Guarantor, but this statement shall not be construed to limit Administrative Agent’s duties to deliver notices and information as and to the extent provided in the other provisions of this Agreement. None of Administrative Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by Servicer (except with respect to Administrative Agent only, to the extent resulting solely from Administrative Agent’s negligence or willful misconduct).

2.4              Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, e-mail or telephone message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person or party, and upon advice and statements of legal counsel (including legal counsel to Borrower), independent accountants and other experts selected by Administrative Agent, Servicer or Borrower. Administrative Agent shall be fully justified in failing or refusing to take any action or make any decision under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Note-A Holders under any Senior Co-Lender Agreement and, so long as no Control Appraisal Period exists, the Note-B Holders pursuant to this Agreement. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting or making decisions, under this Agreement or any other Loan Document in accordance with a request, consent or direction of the Required Note-A Holders, and, so long as no Control Appraisal Period exists, the Note-B Holders pursuant to this Agreement and such request and any action taken or decision made or failure to act or make a decision pursuant thereto shall be binding upon all of the Noteholders, and Administrative Agent shall in all cases not involving matters addressed in Section 2.2, be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document; provided the same is taken in accordance with any Senior Co-Lender Agreement.

2.5              Credit Decision; Representations and Warranties.

(a)               Except as expressly set forth herein, each Noteholder acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower and Guarantor, shall be deemed to constitute any representation or warranty by Administrative Agent to any Noteholder as to any matter, including as to whether Administrative Agent has disclosed material information in its possession. Each Noteholder represents to Administrative Agent that it has received copies of the Loan Documents from Administrative Agent, and has, independently and without reliance upon Administrative Agent and based on such documents and information as such Noteholder has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Noteholder also represents and covenants that it will, independently and without reliance upon Administrative Agent and based on such documents and information as such Noteholder shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it

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deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor. Each Noteholder also represents and warrants that it has reviewed the insurance coverages that are in place at the Property as of the date hereof and that such insurance coverages are acceptable to such Noteholder.

(b)               Administrative Agent represents and warrants to the Noteholders that (i) the execution, delivery and performance of this Agreement is within Administrative Agent’s organizational powers, has been duly authorized by all necessary organizational action, and does not contravene in any material respect Administrative Agent’s organizational documents or any law or contractual restriction binding upon Administrative Agent; (ii) this Agreement is the legal, valid and binding obligation of Administrative Agent, enforceable against Administrative Agent in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law; (iii) the individual or individuals executing this Agreement and any and all documents contemplated hereby on behalf of Administrative Agent has or have the legal right and actual authority to bind Administrative Agent to the terms and conditions contained in this Agreement and in such documents; (iv) Administrative Agent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and possesses all applicable licenses and authorizations necessary to carry on its business as currently conducted, the failure of which to possess would materially and adversely affect its performance under this Agreement, (v) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by Administrative Agent have been obtained or made, (vi) there is no action, suit, proceeding, arbitration or governmental investigation pending against Administrative Agent, an adverse outcome of which would materially and adversely affect its performance under this Agreement, (vii) Administrative Agent is not a Prohibited Person, and (viii) Administrative Agent does not, directly or indirectly, Control either Borrower or Guarantor.

(c)               Each of the Noteholders represents and warrants to Administrative Agent and each of the other Noteholders, as to itself only, that (i) the execution, delivery and performance of this Agreement is within the organizational powers of such Noteholder, has been duly authorized by all necessary organizational action by, or relating to such Noteholder, and does not contravene in any material respect the organizational documents of such Noteholder or any law or contractual restriction binding upon such Noteholder; (ii) this Agreement is the legal, valid and binding obligation of such Noteholder, enforceable against such Noteholder in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law; (iii) the individual or individuals executing this Agreement and any and all

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documents contemplated hereby on behalf of such Noteholder has or have the legal right and actual authority to bind such Noteholder to the terms and conditions contained in this Agreement and in such documents; (iv) such Noteholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and possesses all applicable licenses and authorizations necessary to carry on its business as currently conducted, the failure of which to possess would materially and adversely affect its performance under this Agreement, (v) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by such Noteholder have been obtained or made, (vi) there is no action, suit, proceeding, arbitration or governmental investigation pending against such Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement, (vii)  such Noteholder is not a Prohibited Person, (viii) such Noteholder has not dealt with any broker, investment banker, agent or other person or entity that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby, (ix) such Noteholder (A) does not, directly or indirectly, Control either Borrower or Guarantor, (B) is (x) a Qualified Transferee (as defined herein) and (y) a Qualified Transferee (as defined in the Loan Agreement) and (C) it is a permitted transferee pursuant to Section 3.2 of this Agreement and pursuant to Article XI of the Loan Agreement.

2.6              Noteholder Indemnification. The Noteholders shall, and do hereby agree to, indemnify and hold harmless upon demand Administrative Agent, Servicer, and their respective directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata (based on each Noteholder’s Pro Rata Share), from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys’ fees and expenses arising from or relating to the exercise of rights and performance of obligations under the Loan Agreement, the other Loan Documents and this Agreement (collectively, the “Indemnified Liabilities”); provided that no Noteholder shall be liable for any payment to Administrative Agent of any portion of the Indemnified Liabilities to the extent such liability or payment resulted from Administrative Agent’s own negligence or willful misconduct, as determined by a final, non-appealable judgment by a court of competent jurisdiction, and no Noteholder shall be liable for any payment to Servicer of any portion of the Indemnified Liabilities to the extent such liability or payment resulted from Servicer’s own negligence or willful misconduct, as determined by a final, non-appealable judgment by a court of competent jurisdiction. Administrative Agent shall not be liable for, and shall be indemnified by the Noteholders from and against, any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys’ fees and actual out-of-pocket costs and expenses, arising from or relating to any delays in responding to Borrower resulting from delays under this Agreement in obtaining direction or consent from the minimum number of required Noteholders to act under this Agreement. Without limitation of the foregoing, and to the extent that Administrative Agent or Servicer, as applicable, is not reimbursed for such expenses by or on behalf of Borrower, each Noteholder shall reimburse Administrative Agent or Servicer, as applicable, upon demand for its ratable share (based on each Noteholder’s Pro Rata Share) of any out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and costs actually incurred by Administrative Agent or Servicer in connection with (a) the preparation, execution, delivery,

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administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, or any other document contemplated by or referred to therein, and (b) the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other document contemplated by or referred to herein. The undertakings in this Section 2.6 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure (or deed in lieu thereof) under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement, and the resignation or replacement of Administrative Agent or Servicer. Upon prior written notice, Administrative Agent shall have the right to offset such amounts against any future payments due to the applicable Noteholder under the Loan; provided, that Administrative Agent shall have no right to deduct or set-off any amounts which may be owed on account of other dealings between Administrative Agent and any Noteholder which are unrelated to the Loan or this Agreement; and provided, further, that each such Noteholder’s obligations under this Section 2.6 are separate and distinct obligations from one another and in no event shall Administrative Agent enforce the obligations of any Noteholder against any other Noteholder. Each Noteholder’s obligations under this Section 2.6 constitute absolute, unconditional and continuing obligations.

2.7              Administrative Agent, Servicer, Noteholders and Affiliates in Individual Capacity. Administrative Agent (acting in its separate capacity as a financial, banking or lending institution or other business enterprise), Servicer (acting in its separate capacity as a financial, banking or lending institution or other business enterprise), the Noteholders and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, Guarantor or any member, partner, shareholder, or officer of Borrower or Guarantor, as though Administrative Agent (acting in said capacity) were not Administrative Agent hereunder, Servicer (acting in said capacity) were not Servicer hereunder and the Noteholders were not Noteholders hereunder, as applicable, and without notice to or consent of the other parties hereto. Each party hereto acknowledges that, pursuant to such activities, Administrative Agent (acting in said capacity), Servicer (acting in said capacity), Noteholders and their respective Affiliates may receive information regarding Borrower or Guarantor (including information that may be subject to confidentiality obligations in favor of Borrower or Guarantor) and acknowledge that Administrative Agent (acting in said capacity), the Noteholders and Servicer (acting in said capacity) shall be under no obligation to provide such information to each other. Administrative Agent (if and to the extent acting in its separate capacity as a Noteholder with respect to the Loan), Servicer (if and to the extent acting in its separate capacity as a Noteholder with respect to the Loan), and their respective Affiliates shall have the same rights and powers with respect to their respective Notes as any other Noteholder and may exercise the same as though Administrative Agent and Servicer were not Administrative Agent and Servicer, respectively, and the terms “Noteholder” and “Noteholders” shall include Administrative Agent, Servicer and their respective Affiliates, to the extent applicable, in their respective separate, individual capacities as a Noteholder.

2.8              Successor Administrative Agent and Servicer. Subject to the provisions of the Loan Documents, Administrative Agent may resign as Administrative Agent upon thirty (30)

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days prior written notice to the Noteholders. Additionally, Note-A Holders shall have sole and absolute authority to appoint Administrative Agent, from time to time in accordance with the provisions of any Senior Co-Lender Agreement. Additionally, subject to the provisions of the Loan Documents and any Senior Co-Lender Agreement, in the event Administrative Agent has materially breached its duties hereunder and fails to cure such material breach after the receipt of notice of such breach and the expiration of the cure periods set forth below, then Administrative Agent may be removed as Administrative Agent hereunder and under the Loan Documents at any time by the Required Note-A Holders and, so long as no Control Appraisal Period exists, the Note-B Holders upon thirty (30) days prior written notice (the “Removal Notice”); provided, however, that Administrative Agent, in the event of a material breach of its duties hereunder, shall have been provided with (a) written notice of such material breach and (b) thirty (30) days to cure such material breach and shall have failed to cure such material breach within such thirty (30) day period prior to the Required Note-A Holders. Notwithstanding anything to the contrary set forth herein, the Required Note-A Holders may, at any time, remove Administrative Agent subject to the terms and conditions of any Senior Co-Lender Agreement. If Administrative Agent resigns or is removed pursuant to this Agreement or any Senior Co-Lender Agreement, then the Required Note-A Holders shall appoint, from among the Note-A Holders, a successor Administrative Agent for the Noteholders; provided that such appointment shall be made in accordance with the terms and conditions of any Senior Co-Lender Agreement. If no successor Administrative Agent is appointed prior to the effective date of the resignation or removal of Administrative Agent, Administrative Agent may appoint a successor Administrative Agent from among the Note-A Holders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, other than any liabilities accrued prior to the date of termination. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of Section 2.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation or the Noteholders’ Removal Notice, the retiring Administrative Agent shall nevertheless remain as Administrative Agent for an additional sixty (60) days before Administrative Agent’s resignation or removal shall become effective. Thereafter the Note-A Holders collectively shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Note-A Holders shall appoint a successor Administrative Agent as provided for above. Notwithstanding the foregoing provisions of this Section 2.8, upon repayment in full of all amounts due and payable to the Note-A Holders with respect to the Debt, any Administrative Agent appointed by Note-A Holders shall be permitted to immediately resign as Administrative Agent and shall have no further obligations under this Agreement or with respect to the Loan and thereafter the Note-B Holders shall have the right to appoint, remove and replace any successor Administrative Agent. The Noteholders agree that, subject to the provisos below, if the Initial Administrative Agent either resigns as Administrative Agent or is removed as Administrative Agent, Initial Administrative Agent shall have the unilateral right to terminate any servicing agreement entered

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into by Initial Administrative Agent as it relates to the Loan, and notwithstanding any provision of this Agreement to the contrary, from and after the effective date of the resignation or removal of Initial Administrative Agent as Administrative Agent, Initial Administrative Agent shall have no further liability to pay any Servicing Fees to any Servicer; provided, further, that any such servicing agreement will not be assumable by a successor Administrative Agent unless the Servicer agrees in a written instrument acceptable to Initial Administrative Agent to look solely to such replacement Administrative Agent (and not to Initial Administrative Agent) for payment of any fees or other liability under such servicing agreement (as it pertains to the Loan) accruing after the effective date of such resignation or removal. The Noteholders agree that any replacement Administrative Agent shall be subject to the same responsibilities and limitations with respect to the payment of the Servicing Fee as Initial Administrative Agent was subject during the period that it served as Administrative Agent hereunder.

2.9              Additional Administrative Agent Duties. Administrative Agent shall promptly send (or shall use commercially reasonable efforts to cause Servicer promptly to send) to each Noteholder at their respective address set forth on Exhibit B: (i) copies of all financial statements of Borrower and Guarantor received by Administrative Agent under the terms of the Loan Agreement or the Guaranty, (ii) any written estoppel or certificate received by Administrative Agent pursuant to Section 4.13 of the Loan Agreement, (iii) notice of any Event of Default that Administrative Agent delivers to Borrower, and (iv) copies of all written requests for consent, waiver or approval from Borrower or Guarantor, which in any such case, requires consent of any Noteholder pursuant to the terms of this Agreement or any Senior Co-Lender Agreement. Notwithstanding the foregoing provisions of this Section 2.9, no failure on Administrative Agent’s part to furnish any of such documents shall result in any liability on Administrative Agent’s part in the absence of negligence, bad faith or willful misconduct; provided the foregoing shall not limit Administrative Agent’s obligations hereunder with respect to any matters which might be disclosed in the items described in clauses (iii) and (iv) above. In addition, Administrative Agent shall make available to each Noteholder, promptly upon demand, such other reports and information reasonably requested in writing by such Noteholders and in Administrative Agent’s or Servicer’s actual possession or reasonably obtainable by Administrative Agent. Except for notices, reports and other documents expressly herein required to be furnished to the Noteholders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Noteholder with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or Guarantor which may come into the possession of Administrative Agent, unless obtained by Administrative Agent in its capacity as Administrative Agent hereunder and under the Loan Agreement.

2.10          Bankruptcy of Borrower; Return of Funds. This Agreement shall be applicable both before and after the commencement, whether voluntary or involuntary, of any Bankruptcy Proceeding by or against Borrower, and all references herein to Borrower shall be deemed to apply to the fee title owner of the Property as a debtor-in-possession and to any trustee in bankruptcy for the estate of the fee title owner of the Property. Anything in the Loan Documents or any Senior Co-Lender Agreement to the contrary notwithstanding, in the event of any distribution, division or application, in whole or in part, voluntary or involuntary, by operation of law or otherwise, of the assets of Borrower or the proceeds thereof, to or for the benefit of any of

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Borrower’s creditors arising by reason of a Bankruptcy Proceeding or after the occurrence of an Event of Default, then all amounts due the Noteholders shall be paid in accordance with Article 4 of this Agreement. If a court of competent jurisdiction orders, at any time, that any amount received or collected in respect of the Loan must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to Borrower, or paid to any other Person, then, notwithstanding any other provision of this Agreement to the contrary, Administrative Agent shall not be required to distribute any portion thereof to any Noteholder (unless otherwise so directed by such court), and, to the extent necessary to comply with such court order, each applicable Noteholder will promptly on demand (which demand shall include a copy of such court order and a statement containing the amount Administrative Agent is seeking to be returned (exclusive of interest, which shall be the responsibility of the Noteholder to calculate)) by Administrative Agent repay to Administrative Agent any portion of any such amounts that Administrative Agent shall have theretofore distributed to such Noteholder, together with interest thereon, which Administrative Agent shall have been required to pay to Borrower, or such other Person. If, for any reason, Administrative Agent makes any payment to any Noteholder before Administrative Agent has received the corresponding payment (it being understood that Administrative Agent is under no obligation to do so), and Administrative Agent does not receive the corresponding payment within one (1) Business Day of its prior payment to the applicable Noteholder, the applicable Noteholder will, at Administrative Agent’s request, promptly and, in any event, within three (3) Business Days of Administrative Agent’s request, return such payment to Administrative Agent (together with interest on such payment paid at the interest rate actually received by such Noteholder for such advance for each day from the making of such payment to the Noteholder until such amount is returned to Administrative Agent). Each Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Loan in excess of its distributable share thereof, it will promptly after written notice from Administrative Agent remit such excess to Administrative Agent. Upon prior written notice, Administrative Agent shall have the right to offset such amounts against any future payments due to the applicable Noteholder under the Loan; provided, that Administrative Agent shall have no right to deduct or set-off any amounts which may be owed on account of other dealings between Administrative Agent and any Noteholder which are unrelated to the Loan or this Agreement; and provided, further, that each such Noteholder’s obligations under this Section 2.10 are separate and distinct obligations from one another and in no event shall Administrative Agent enforce the obligations of any Noteholder against any other Noteholder. Each Noteholder’s obligations under this Section 2.10 constitute absolute, unconditional and continuing obligations.

Article 3

ASSIGNMENTS, ASSUMPTIONS, PARTICIPATIONS AND REPLACEMENT NOTES

3.1              Initial Noteholders. As of the execution of this Agreement, each of the Initial Noteholders are the holders of their respective Pro Rata Shares of all right, title, interest and obligations of in and to the Loan, the Loan Agreement.

3.2              Transfer.

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(a)               Except in compliance with the provisions of this Section 3.2, Transfers of the Notes (other than participations effected in compliance with Section 3.3 and pledges and assignments or other Transfers effected in compliance with Section 3.4) are hereby prohibited, provided, however, that, a Noteholder shall be permitted to sell, transfer or assign its Note or any portion thereof (or any interest therein) (x) to a Qualified Transferee, and (y) to any other Person, (A) prior to the Securitization of any A Note, subject to the prior written consent of Administrative Agent and (B) following the Securitization of any A Note, subject to a Rating Agency Confirmation having been obtained with respect to such Transfer, which may be granted or denied in the Administrative Agent’s sole and absolute discretion, and, in all cases under the foregoing clauses (x) and (y), in accordance with, and subject to, the requirements of the Loan Documents (each such transferee permitted pursuant to the terms of this sentence, an “Assignee”). Notwithstanding the foregoing, in no event shall a Noteholder sell, transfer or assign, or be permitted to sell, transfer or assign, its Note or any portion thereof (or any interest therein) to a Prohibited Person, Borrower, Guarantor, Key Principal, any Borrower Party or any of their respective Affiliates. Subject to compliance with this Section 3.2 (and except as otherwise set forth in Sections 4.5 and 7.1(b)(i)(II)), no Transfer of a Note or any portion thereof (other than participations effected in compliance with Section 3.3 and pledges and assignments or other Transfers effected in compliance with Section 3.4) shall be effective unless the following conditions shall have been satisfied:

(i)                 the selling Noteholder shall not be in default in respect of its obligations under this Agreement;

(ii)              all such Transfers shall be made upon at least five (5) Business Days’ prior written notice to the Administrative Agent;

(iii)            any such Assignee shall have assumed in writing the obligations of the assigning Noteholder hereunder, and, solely with respect to any Transfer of any A-Note, under any Senior Co-Lender Agreement and under the Loan Documents with respect to the interest in the Loan it is purchasing and shall have agreed to be bound by the terms and conditions of this Agreement and the Loan Documents, pursuant to an assignment agreement substantially in the form of Exhibit A annexed hereto and made a part hereof (an “Assignment Agreement”), and the selling Noteholder and the Assignee shall have executed and delivered such Assignment Agreement to Administrative Agent and Administrative Agent shall have accepted and countersigned such Assignment Agreement, to the extent Administrative Agent’s consent to such assignment is required hereunder;

(iv)             the selling Noteholder shall have executed an allonge to its Notes; and

(v)               (i) in the case of an assignment by a Noteholder to an assignee that is not an Affiliate of the assigning Noteholder or a Qualified Transferee, the assigning Noteholder or the Assignee shall have paid Administrative Agent a processing fee of Five Thousand and 00/100 Dollars ($5,000.00), (ii) in the case of an assignment by a Noteholder to an assignee that is a Qualified Transferee, but is not also an Affiliate of the

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assigning Noteholder, the assigning Noteholder or the Assignee shall have paid Administrative Agent a processing fee of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) and (iii) in all cases, the assigning Noteholder shall reimburse Administrative Agent for its actual out-of-pocket costs and expenses relating to such Transfer, including, without limitation, reasonable attorneys’ fees and costs; provided that notwithstanding anything in this clause (v) to the contrary, no processing fee shall be payable in connection with an assignment to TCM CRE REIT LLC or in connection with an assignment to an Affiliate of the assigning Noteholder.

Each of the Noteholders hereby irrevocably constitutes and appoints Administrative Agent, with full power of substitution, the true and lawful attorney-in-fact and agent of such Noteholder, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, any revision to the Schedules to and/or modification or amendment and restatement of this Agreement, to reflect and, if applicable, to facilitate, any Transfer permitted hereunder; provided no such revisions, amendments or amendment and restatements shall change in any adverse manner any economic provision hereunder or the rights and obligations granted to such other Noteholder(s) or Administrative Agent. Following any Transfer that is permitted hereunder, the Transferring Noteholder shall have no further liability hereunder with respect to the interest in the Loan so assigned. In connection with any Transfer in accordance with this Section 3.2, the Noteholder effecting such Transfer may request Administrative Agent under Section 3.5 to request Borrower to issue one or more Replacement Notes in substitution for the existing Note that is the subject of the Transfer.

(b)               Notwithstanding anything to the contrary set forth in this Section 3.2, but without limitation of each Noteholder’s right to sell a participating interest in their Note pursuant to Section 3.3 below, (x) in no event shall any Note-B Holder so Transfer its Note(s)  in an amount or amounts such that, after taking into account such sale(s), assignment(s) or transfer(s), either (I) such Note-B Holder, together with its Affiliates, shall fail to hold, in its capacity as a Noteholder hereunder, a Note or Notes in a principal amount of less than $2,500,000.00 (the “Minimum Hold”), or (II) the transferee (or, if more than one transferee, each such transferee), together with its (or their respective) Affiliates, shall fail to hold, in its capacity as a Note-B Holder, less than the Minimum Hold and (y) the holders of any Certificates may Transfer such Certificates without the approval of, or notice to, Administrative Agent or any Noteholder, provided, that, such Certificates continue to have their assigned CUSIP numbers and are Transferred to “qualified institutional buyers” or institutional “accredited investors” within the meaning of Regulation D or an institutional investor under Regulation S of the Securities Act of 1933, as amended.

(c)               Any Transfers purported to be effected other than in strict compliance with the provisions of this Article 3 shall be null and void ab initio.

3.3              Participations. Any Noteholder may at any time sell participating interests in the Note(s) held by such Noteholder without the consent of Administrative Agent or the other Noteholders (any Person purchasing any such participating interest being herein called a “Participant”); provided, however, in no event may any Noteholder sell, transfer, assign or pledge one or more participation interests with respect to its Note(s) in an aggregate amount in

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excess of a forty-nine percent (49%) interest in its Note(s) to a Person without (A) prior to the Securitization of any A Note, obtaining the prior written consent of Administrative Agent and (B) following the Securitization of any A Note, subject to a Rating Agency Confirmation having been obtained with respect to the granting of such participation interest, unless such Person is a Qualified Transferee, in which case Administrative Agent’s consent shall not be required. Such consent may be granted or denied in the sole and absolute discretion of Administrative Agent, provided, however, that, such consent shall not be unreasonably withheld, conditioned or delayed in the case of any Person that is a Qualified Transferee, provided, further, that, in no event shall any Noteholder sell one or more participation interests with respect to its Note(s) to a Prohibited Person, Borrower, Guarantor, any Key Principal, any Borrower Party or any of their respective Affiliates. In the event of an issuance by a Noteholder to a Participant of a participation interest in such Noteholder’s Note, (i) such Noteholder shall remain the holder of its Note for all purposes of this Agreement and shall remain bound by all obligations of such Noteholder hereunder (and the Participant shall not enjoy any direct benefits under this Agreement or be deemed to be a party to this Agreement), (ii) Administrative Agent shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations hereunder, (iii) Administrative Agent shall not under any circumstances have any liability or owe any duties to any Participant and (iv) all amounts distributable hereunder in respect of such Note shall be determined as if such Noteholder had not sold such participation and shall be paid directly to such Noteholder. No Participant shall have, and the applicable Noteholder will not allow such Participant to have, any voting rights hereunder in connection with any matters under Section 2.2 or elsewhere in this Agreement requiring the consent of the Noteholders, and Participants shall not have the right to further sub-participate or Transfer their interests without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed in the case of any Person that is a Qualified Transferee subject, in any event, to the proviso set forth in the first (1st) sentence of this Section 3.3. Each Noteholder agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Noteholder enters into with any Participant and any agreement pursuant to which a Noteholder sells a participation in the Loan shall further provide that such Noteholder retains all liability and all rights of enforcement and approval under this Agreement with respect to its Note, including the right to approve any amendment, modification or waiver of any provision hereunder, and that such Participant has no rights of any kind hereunder. In connection with the sale of any such Participation, the selling Noteholder shall provide Administrative Agent with a copy of each such agreement. For the avoidance of doubt, it is understood and agreed that any Certificate evidencing a beneficial interest in a Securitization Vehicle shall not be deemed a participating interest in the Note(s), and no holder thereof shall be deemed a Participant solely by reason of holding any such Certificates.

3.4              Certain Pledges. (a) In addition to the assignments and participations permitted under the foregoing provisions of this Article 3 (but without being subject thereto), any Noteholder may (without notice to Administrative Agent or any other Noteholder and without payment of any fee) assign and pledge all or any portion of its Note (A) to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Note shall be fully transferable as provided therein and/or (B) to the bondholders (as a collective whole) (or their nominee, collateral agent or security trustee)

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under, or the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation. No such assignment shall release the assigning Noteholder from its obligations hereunder.

(b)               In addition, each Noteholder (a “Loan Pledgor”) shall have the right to pledge (a “Pledge”) such Noteholder’s Note to any Person that has extended a credit facility, including credit in the form of a repurchase agreement facility, to such Loan Pledgor and who satisfies the requirements of a Qualified Transferee (such Person satisfying such requirements, as applicable, a “Loan Pledgee”), on the terms and conditions set forth in this Section 3.4(b). Upon written notice by Loan Pledgor to the Administrative Agent that the Pledge has been effected and the address for notice purposes of Loan Pledgee, the Administrative Agent agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Loan Pledgee written notice of any default by Loan Pledgor under this Agreement of which the Administrative Agent has actual knowledge; provided, however, that the Administrative Agent shall have no liability for any failure to give written notice of a Loan Pledgor default; (ii) to allow Loan Pledgee to cure such default within the same period afforded to Loan Pledgor, but Loan Pledgee shall not be obligated to cure any such default; (iii) that no amendment or modification of this Agreement that adversely affects the rights or obligations of Loan Pledgor, and no waiver or termination of Loan Pledgor’s rights under this Agreement, shall be effective against Loan Pledgee without the written consent of Loan Pledgee, which consent shall not be unreasonably withheld; provided, however, the consent of Loan Pledgee shall not be required to effect such modification, waiver or termination unless Loan Pledgor’s consent was required pursuant to the terms of this Agreement; and (iv) that, upon written notice (a “Redirection Notice”) to the Administrative Agent by Loan Pledgee that Loan Pledgor is in default beyond applicable cure periods under its obligations to Loan Pledgee pursuant to the applicable credit agreement between Loan Pledgor and Loan Pledgee (which notice need not be joined in or confirmed by Loan Pledgor), and until such Redirection Notice is withdrawn or rescinded by Loan Pledgee, the Administrative Agent shall remit to Loan Pledgee and not to Loan Pledgor any payments that the Administrative Agent would otherwise be obligated to pay to Loan Pledgor from time to time pursuant to this Agreement, any Loan Document, or any other agreement among the Noteholders that relates to the Loan or Loan Pledgor. Each Noteholder hereby unconditionally and absolutely releases the Administrative Agent from any liability to such Noteholder on account of the Administrative Agent’s compliance with any Redirection Notice believed by the Administrative Agent to have been delivered by such Noteholder’s Loan Pledgee. Loan Pledgee shall be permitted to fully exercise its rights and remedies against Loan Pledgor, and realize on all collateral granted by Loan Pledgor to Loan Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law. In such event, and upon receipt of an Assignment Agreement signed by Loan Pledgee, the Administrative Agent shall recognize Loan Pledgee (and any transferee that is also a Qualified Transferee at any foreclosure or similar sale held by Loan Pledgee or any transfer in lieu of such foreclosure), as the successor to Loan Pledgor’s rights, remedies and obligations under this Agreement, provided that such Loan Pledgee or such permitted transferee shall assume in writing the obligations of Loan Pledgor hereunder accruing from and after such transfer and agree to be bound by the terms and provisions hereof (however

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it being understood that the foregoing shall not affect any of the rights of any Noteholder hereunder). The rights of Loan Pledgee under this Section shall remain effective unless and until Loan Pledgee shall have notified the Administrative Agent in writing that its interest in the applicable Note and this Agreement has terminated.

3.5              Replacement Notes. In connection with any sale or assignment of a Note or a portion thereof or an interest therein, the Noteholder effecting such Transfer may request Administrative Agent to exercise the Lender’s rights under the Loan Documents to cause Borrower to replace, sever and/or split such Note, and to issue in lieu thereof one or more replacement notes (each, a “Replacement Note” and, collectively, the “Replacement Notes”), which Replacement Note or Replacement Notes, as applicable, shall have an aggregate principal balance equal to that of the Note being relinquished and shall entitle the respective holders thereof to the same aggregate rights as the subject Noteholder that submitted such Note. Once issued, and provided that the applicable parties shall have complied with the terms of Section 3.2 hereof, then each of the Replacement Notes shall be deemed to be a Note under this Agreement, and the holder(s) of such Replacement Notes shall be deemed to be Noteholders under this Agreement. Any and all costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees and costs, shall be borne by, and reimbursed to Administrative Agent upon demand by, such Transferring Noteholder if not paid by Borrower.

3.6              Cooperation with Syndication. Each Noteholder and (if applicable) each of such Noteholder’s principals, officers and representatives, shall, at Administrative Agent’s request, reasonably cooperate with the Originating Lender’s and/or Administrative Agent’s efforts to syndicate, assign, participate or otherwise Transfer of all or any portion of the Notes or interests therein, including, without limitation, entering into any amendments to this Agreement reasonably necessary and consenting to amendments to the Loan Documents to effect the same, provided, that, no Noteholder shall have any obligation to perform any action described under this Section 3.6 that (i) contravenes any provision of the Loan Documents, or (ii) increases the liabilities or obligations of such Noteholder or decreases any right of such Noteholder more than to a de minimis extent.

Article 4

PRIORITY; DISTRIBUTIONS

4.1              Priority. The B-Notes and the rights of the Note-B Holders to receive payments of interest, principal and other amounts with respect to the B-Notes shall at all times and in all respects, and in accordance with the priorities of payment set forth in Section 4.2 below, be subject and subordinate to the A-Notes and the rights of Note A Holders to receive payments of interest, principal and other amounts with respect to the A-Notes. Note-B Holders acknowledge and agree that any and all amounts paid on account of Note-A Holders’ interest with respect to the Loan (including all amounts advanced prior to the date hereof and all Protective Advances made by the Note-A Holders) shall be applied pursuant to Section 4.2, and, as such, all of the A-Notes and Note-A Holders’ interest in the Loan shall be senior to the Note-B Holders’ interest in the Loan to the extent provided in Section 4.2, and all such Note-B Holders’ interest shall be subordinate to Note-A Holders’ interest in the Loan.

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4.2              Distributions. Except as otherwise expressly provided in this Article 4, all payments received by Administrative Agent or Servicer with respect to the Loan, including, without limitation, voluntary payments, voluntary prepayments, interest, principal, proceeds from any Interest Rate Protection Agreement, any Proceeds or any Award not being applied for the Restoration of the Property, and any other amounts payable to Administrative Agent or for the benefit of the Lender pursuant to the Loan Agreement (other than any reimbursable expenses, not previously reimbursed by the Noteholders, paid by Borrower to Administrative Agent, which in all cases Administrative Agent shall be entitled to retain), shall be promptly distributed by Administrative Agent or Servicer, but no later than two (2) Business Days after the later to occur of (in each case, however, subject to Administrative Agent’s or Servicer’s receipt and proper identification of funds) (a) such receipt and proper identification thereof and (b) the Payment Date under the Loan Agreement (provided, however, that any principal prepayments shall always be distributed no later than two (2) Business Days after the receipt thereof), pursuant to the wiring instructions given, in writing, by a Noteholder to Administrative Agent in connection with the execution of this Agreement (or such other wiring instructions a Noteholder may direct Administrative Agent to make payments to upon written notice to Administrative Agent given pursuant to Section 11.4), and in the following order and priority, and, in each case, without duplication:

(A)       if no Event of Default shall have occurred and be continuing:

(a)               first, to Administrative Agent in the amount of any unreimbursed out-of-pocket costs and expenses incurred by Administrative Agent, including, without limitation, reasonable attorneys’ fees and expenses, (i) in servicing and administering the Loan (other than the Servicing Fee and any Protective Advances made by Administrative Agent) and (ii) pursuing remedies under the Loan Documents, including any such costs and expenses which are reimbursable by Borrower pursuant to the terms of the Loan Documents which remain unpaid;

(b)               next, to Administrative Agent for the payment to Servicer the amount of any Servicing Fees owed to any Servicer(s) engaged by Administrative Agent in connection with the servicing of the Loan;

(c)               next, to Administrative Agent and any Note-A Holder that made any Super Priority Protective Advance, in the amount of each such unreimbursed Super Priority Protective Advance made by Administrative Agent and each such Note-A Holder, on a pro rata pari passu basis, (based on a ratio where the numerator is the amount so advanced by Administrative Agent or any such Note-A Holder (as the case may be) and the denominator is the aggregate amount of all Super Priority Protective Advances made by Administrative Agent and all of the Note-A Holders), together with all accrued and unpaid Protective Advance Interest at the Protective Advance Rate specified in Section 6(b) hereof with respect to such Super-Priority Protective Advances, with such Super-Priority Protective Advances being reimbursed in chronological order (with the first Super-Priority Protective Advance, and Protective Advance Interest thereon, to be reimbursed first);

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(d)               next, to Administrative Agent and any Note-A Holder that made Protective Advances (other than Super-Priority Protective Advances), in the amount of each such unreimbursed Protective Advance made by Administrative Agent and each such Note-A Holder on a pro rata pari passu basis (based on a ratio where the numerator is the amount so advanced by Administrative Agent or any such Note-A Holder (as the case may be) and the denominator is the aggregate of all such Protective Advances made by Administrative Agent and all of the Note-A Holders), together with all accrued and unpaid Protective Advance Interest at the Protective Advance Rate with respect to such Protective Advances, with such Protective Advances being reimbursed in chronological order (with the first such Protective Advance, and interest thereon to be reimbursed first);

(e)               next, on a pro rata pari passu basis to the Note-A Holders, an amount equal to the accrued and unpaid regular interest (i.e. not at the Default Rate) on the Note Principal Balance of such Note-A Holder’s A-Note (less each Note-A Holder’s Pro Rata Share of the Servicing Fee paid pursuant to Section 4.2(A)(d) above) owed to each Note-A Holder on account of such Note-A Holder’s funded Commitment;

(f)                next, on a pro rata pari passu basis to the Note-B Holders, an amount equal to the accrued and unpaid regular interest (i.e., not at the Default Rate) on the Note Principal Balance of each Note-B Holder’s B-Notes (less the Note-B Holders’ Pro Rata Share of the Servicing Fee paid pursuant to Section 4.2(A)(d) above) owed to each Note-B Holder on account of such Note-B Holder’s funded Commitment;

(g)               next, on a pro rata pari passu basis to the Note-A Holders, with respect to any payments received on account of the outstanding principal balance of the Loan, whether scheduled or extraordinary (including any payment of principal payable on the Maturity Date and any prepayment amounts) to the Note-A Holders up to an amount equal to the Note-A Holders’ funded Commitment;

(h)               next, on a pro rata pari passu basis to the Note-A Holders an amount equal to the Yield Maintenance Premium, late charges, prepayment premiums and penalties, fees (including without limitation any extension fees), default interest, late charges and other amounts then due and owing to Note-A Holder with respect to the Loan;

(i)                 next, to any Note-B Holder that made any Super Priority Protective Advances, in the amount of any such unreimbursed Super Priority Protective Advance made by each such Note-B Holder on a pro rata pari passu basis (based on a ratio where the numerator is the amount so advanced by any such Note-B Holder and the denominator is the aggregate amount of all Super Priority Protective Advances made by all of the Note-B Holders), together with all accrued and unpaid Protective Advance Interest at the Protective Advance Rate specified in Section 6(b) hereof with respect to such Super-Priority Protective

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Advances, with such Super-Priority Protective Advances being reimbursed in chronological order (with the first Super-Priority Protective Advance, and Protective Advance Interest thereon, to be reimbursed first);

(j)                 next, to any Note-B Holder that made Protective Advances (other than Super Priority Protective Advances), in the amount of each such Protective Advances made by each such Note-B Holder, on a pro rata pari passu basis (based on a ratio where the numerator is the amount so advanced by any such Note-B Holder and the denominator is the aggregate amount of all Protective Advances made by all of the Note-B Holders), together with all accrued and unpaid Protective Advance Interest at the Protective Advance Rate with respect to such Protective Advances, with such Protective Advances being reimbursed in chronological order (with the first such Protective Advance, and interest thereon, to be reimbursed first);

(k)               next, to each Note-B Holder that made any cure payments pursuant to Section 10.1 in the amount of any such unreimbursed cure payments made by each such Note-B on a pro rata pari passu basis (based on a ratio where the numerator is the amount so advanced by any such B-Note Holder and the denominator is the aggregate of all cure payments made by all of the B-Note Holders);

(l)                 next, on a pro rata pari passu basis to the Note-B Holders, with respect to any payments received on account of the outstanding principal balance of the Loan, whether scheduled or extraordinary (including any payment of principal payable on the Maturity Date and any prepayment amounts) to each such Note-B Holder up to an amount equal to such Note-B Holder’s funded Commitment;

(m)             next, on a pro rata pari passu basis to the Note-B Holders any fees (including without limitation any extension fees), premium, default interest, late charges and other excess amounts owed by Borrower, up to the amount actually owed to each such Note-B Holder, based on its Pro Rata Share;

(n)               lastly, any other amounts from any source whatsoever (including proceeds from a sale of the Property), to each Noteholder on a pro rata pari passu basis in accordance with each Noteholder’s Distribution Pro Rata Share.

(B)       if an Event of Default shall have occurred and be continuing, including, without limitation, at any time after foreclosure on the Property or taking the same by deed in lieu thereof:

(a)               first, to Administrative Agent in the amount of any unreimbursed out-of-pocket costs and expenses incurred by Administrative Agent, including, without limitation, reasonable attorneys’ fees and expenses, (i) in servicing and administering the Loan (other than the Servicing Fee and any Protective

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Advances made by Administrative Agent) and (ii) pursuing remedies under the Loan Documents, including any such costs and expenses which are reimbursable by Borrower pursuant to the terms of the Loan Documents which remain unpaid;

(b)               next, to Administrative Agent for the payment to Servicer the amount of any Servicing Fees owed to any Servicer(s) engaged by Administrative Agent in connection with the servicing of the Loan;

(c)               next, to Administrative Agent and any Note-A Holder that made any Super Priority Protective Advance, in the amount of each such unreimbursed Super Priority Protective Advance made by Administrative Agent and each such Note-A Holder, on a pro rata pari passu basis (based on a ratio where the numerator is the amount so advanced by Administrative Agent or any such Note-A Holder (as the case may be) and the denominator is the aggregate of all such Super Priority Protective Advances made by Administrative Agent and all of the Note-A Holders), together with all accrued and unpaid Protective Advance Interest at the Protective Advance Rate specified in Section 6(b) hereof with respect to such Super-Priority Protective Advances, with such Super-Priority Protective Advances being reimbursed in chronological order (with the first Super-Priority Protective Advance, and Protective Advance Interest thereon, to be reimbursed first);

(d)               next, to Administrative Agent and any Note-A Holder that made Protective Advances (other than Super Priority Protective Advances) in the amount of each such unreimbursed Protective Advances made by Administrative Agent and each such Note-A Holder on a pro rata pari passu basis (based on a ratio where the numerator is the amount so advanced by Administrative Agent or any such Note-A Holder (as the case may be) and the denominator is the aggregate of all such Protective Advances made by Administrative Agent and all of the Note-A Holders), together with all accrued and unpaid Protective Advance Interest at the Protective Advance Rate with respect to such Protective Advances, with such Protective Advances being reimbursed in chronological order (with the first such Protective Advance, and interest thereon, to be reimbursed first);

(e)               next, to the Note-A Holders, an amount equal to the accrued and unpaid regular interest (i.e. not at the Default Rate) on the Note Principal Balance of such Note-A Holder’s A-Note (less each Note-A Holder’s Pro Rata Share of the Servicing Fee paid pursuant to Section 4.2(B)(b) above) owed to each such Note-A Holder on account of Note-A Holder’s funded Commitment;

(f)                next, on a pro rata pari passu basis to the Note-A Holders, with respect to any payments received on account of the outstanding principal balance of the Loan, whether scheduled or extraordinary (including any payment of principal payable on the Maturity Date and any prepayment amounts) to each Note-A Holder up to an amount equal to such Note-A Holder’s funded Commitment;

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(g)               next, on a pro rata pari passu basis to each Note-A Holder, an amount equal to the Yield Maintenance Premium, late charges, prepayment premiums and penalties, fees (including without limitation any extension fees), default interest, late charges and other amounts then due and owing to each Note-A Holder with respect to the Loan;

(h)               next, to any Note-B Holder that made any Super Priority Protective Advance, in the amount of each such unreimbursed Super Priority Protective Advance made by each such Note-B Holder on a pro rata pari passu basis (based on a ratio where the numerator is the amount so advanced by any such Note-B Holder and the denominator is the aggregate of all such Super Priority Protective Advances made by all of the Note-B Holders), together with all accrued and unpaid Protective Advance Interest at the Protective Advance Rate specified in Section 6(b) hereof with respect to such Super-Priority Protective Advances, with such Super-Priority Protective Advances being reimbursed in chronological order (with the first Super-Priority Protective Advance, and Protective Advance Interest thereon, to be reimbursed first);

(i)                 next, to each Note-B Holder that made any Protective Advance (other than Super Priority Protective Advances), in the amount of each such unreimbursed Protective Advances made by each such Note-B Holder, on a pro rata pari passu basis (based on a ratio where the numerator is the amount so advanced by any such Note-B Holder and the denominator is the aggregate of all such Protective Advances made by all of the Note-B Holders), together with all accrued and unpaid Protective Advance Interest at the Protective Advance Rate with respect to such Protective Advances, with such Protective Advances being reimbursed in chronological order (with the first such Protective Advance, and interest thereon to be reimbursed first);

(j)                 next, to each Note-B Holder that made any cure payment pursuant to Section 10.1 in the amount of any such unreimbursed cure payments made by each such Note-B Holder, on a pro rata pari passu basis (based on a ratio where the numerator is the amount so advanced by any such Note-B Holder and the denominator is the aggregate of all such cure payments made by all of the Note-B Holders);

(k)               next, on a pro rata pari passu basis to each Note-B Holder, an amount equal to the accrued and unpaid regular interest (i.e. not at the Default Rate) on the Note Principal Balance of such Note-B Holder’s B-Note (less each such Note-B Holder’s Pro Rata Share of the Servicing Fee paid pursuant to clause (b) of this Section 4.2(B) above) owed to each such Note-B Holder on account of such Note-B Holder’s funded Commitment;

(l)                 next, with respect to any payments received on account of the outstanding principal balance of the Loan, whether scheduled or extraordinary (including any payment of principal payable on the Maturity Date and any

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prepayment amounts) to each Note-B Holder on a pro rata pari passu basis up to an amount equal to such Note-B Holder’s respective funded Commitment;

(m)             next, on a pro rata pari passu basis to each Note-B Holder any fees (including without limitation any extension fees), premium, default interest, late charges and other excess amounts owed by Borrower, up to the amount actually owed to the Note-B Holders, based on their Pro Rata Share;

(n)               lastly, any other amounts from any source whatsoever (including proceeds from a sale of the Property), to each Noteholder on a pro rata pari passu basis in accordance with each Noteholder’s Distribution Pro Rata Share.

4.3              Recovery of Unsatisfied Indemnification Payments. Notwithstanding anything to the contrary set forth in this Article 4, if any Noteholder does not pay its Pro Rata Share of any indemnity amount, reimbursement or other payment required to be paid under Section 2.6 of this Agreement or Section 2.6 of any Senior Co-Lender Agreement, then such Noteholder shall be deemed to be a Delinquent Noteholder for all purposes hereunder, and until such time as the unpaid amount shall have been paid in full, in lieu of disbursing funds to such Delinquent Noteholder in the manner required under this Article 4, any amounts otherwise payable to such Delinquent Noteholder under Article 4, shall instead be paid to and retained by Administrative Agent to pay the unpaid amount (together with interest at the Default Rate from the date that the Delinquent Noteholder failed to make the applicable payment); provided, that a Noteholder which is a Securitization Vehicle that does not make payments under Section 2.6 shall not constitute a Delinquent Noteholder under this Section 4.3 solely by reason of such failure, but any amounts otherwise payable to any such Securitization Vehicle which fails to make such payments under Section 2.6 shall instead be paid to and retained by Administrative Agent to pay the unpaid amount as otherwise contemplated above in this Section 4.3. Each of the Noteholders hereby acknowledges and agrees that any amounts deducted from amounts to be distributed to a non-paying Noteholder pursuant to this Section 4.3 shall not be recoverable thereafter.

4.4              Other Distributions. In the event that any Noteholder incurs any loss, cost or other expense to which it is entitled to reimbursement or indemnification under Article XI of the Loan Agreement (“Indemnified Costs”), which Indemnified Costs have been incurred in accordance with the applicable terms of Article XI of the Loan Agreement, such Noteholder shall promptly notify Administrative Agent that it has incurred such Indemnified Costs. Administrative Agent shall then notify Borrower that such Noteholder has incurred such Indemnified Costs, and, on behalf of such Noteholder, demand reimbursement or indemnification thereof from Borrower. Notwithstanding anything to the contrary contained in this Article 4, in the event that any Noteholder incurs any Indemnified Costs and Borrower disburses the amount of such Indemnified Costs to Administrative Agent on behalf of such Noteholder, Administrative Agent shall then disburse any such amount directly to such Noteholder promptly upon receipt of any such amount from Borrower, it being acknowledged and agreed that such amounts shall be paid pursuant to this Section 4.4 and shall not be disbursed pursuant to Section 4.2 hereunder.

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Article 5

DISTRIBUTIONS AFTER WORKOUTS OR FORECLOSURES

5.1              Distributions after Workouts. If the terms or conditions of the Loan are modified, waived or amended in accordance with this Agreement such that (a) the principal balance is decreased, (b) the interest rate is reduced, (c) payments of interest or principal are deferred, reduced, or waived, or (d) any other adjustment is made to any of the payment terms of the Loan, the full economic effect of such waivers, amendments and modifications shall be borne first by the Note-B Holders on a pari passu and pro rata basis in accordance with their Distribution Pro Rata Shares and then by the Note-A Holders on a pari passu and pro rata basis in accordance with their Distribution Pro Rata Shares. In the event of any such modification, the B-Notes shall bear the full adverse economic effect of all waivers, reductions or deferrals of amounts payable on the Loan attributable to such modification (up to the amount otherwise payable in respect of the B-Note) and, to the extent possible, all payments to the Note-A Holders pursuant to this Section 4.2 above shall be made as though such modification did not occur, with the payment entitlements of the A-Notes remaining the same as they are on the date hereof, but subject to the priorities set forth in Section 4.2.

5.2              Distributions after Foreclosure. If collateral for the Loan is acquired by foreclosure or deed-in-lieu thereof, the priority of distributions among the Noteholders shall continue to be made in accordance with the terms of Article 4 of this Agreement, whether or not the applicable Loan Documents then remain in effect, unless and until superseded by the Newco Organizational Documents as set forth in Section 8.1 below.

Article 6

PROTECTIVE ADVANCES; SUPER PRIORITY PROTECTIVE
ADVANCES AND NOTEHOLDER DEFAULTS

6.1              Protective Advances.

(a)               If Administrative Agent determines that it is necessary or desirable to make a Protective Advance, then Administrative Agent shall give written notice thereof to the Noteholders, which notice shall set forth the aggregate amount of such Protective Advance, the portion thereof payable by each Noteholder (which shall be determined based on each Noteholder’s respective Distribution Pro Rata Share) and the date (which shall not be less than five (5) Business Days after delivery of such notice) on which each Noteholder shall be required to remit its Distribution Pro Rata Share thereof to Administrative Agent (or Servicer, if so directed by Administrative Agent), and shall describe in reasonable detail the purpose(s) of such Protective Advance. Neither Administrative Agent (in its capacity as Administrative Agent) nor Servicer shall be required to fund any Protective Advances out of its own funds, but if either Administrative Agent or Servicer elects to do so, such Protective Advance shall be reimbursed in accordance with Article 4.

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(b)               Upon Administrative Agent’s determination that it is necessary or desirable to make a Protective Advance as and when applicable, if any Noteholder fails to fund in a timely manner its Distribution Pro Rata Share of the Noteholders’ portion of any such Protective Advance after Administrative Agent has given such Noteholder notice thereof in accordance with Section 6.1(a) (a “Non-Funded Protective Advance”), then (i) Administrative Agent shall notify all of the other Noteholders of (A) the identity of each Noteholder that failed to fund its Distribution Pro Rata Share of the Noteholders’ portion of such Protective Advance, and (B) the aggregate amount of the Protective Advance that was not funded in a timely manner, and (ii) each Noteholder which has funded its Distribution Pro Rata share of the Noteholders’ portion of such Protective Advance shall be entitled to elect by written notice to the other Noteholders given not later than two (2) Business Days following receipt of the notice from Administrative Agent required under clause (i) above, to fund the shortfall (any additional amounts funded by a Noteholder in addition to its respective Distribution Pro Rata Share of the Noteholders’ portion of any Protective Advance, a “Super-Priority Protective Advance”). If there are more than two (2) Noteholders, and more than one Noteholder commits to making a Super-Priority Protective Advance, then such electing Noteholders shall make such additional Super-Priority Protective Advances proportionately based on the relationship between the respective Distribution Pro Rata Shares of such Noteholders (or as otherwise agreed amongst such electing Noteholders), and all such further Super-Priority Protective Advances shall be due to Administrative Agent (or Servicer, as so directed by Administrative Agent) within two (2) Business Days after receipt of notice from Administrative Agent. Any Super-Priority Protective Advance under this clause (b) shall accrue Protective Advance Interest at the Protective Advance Rate applicable to the Note under which such Super-Protective Advance would have been funded, had it not been the result of a Non-Funded Protective Advance and shall be repaid in the order of priority set forth in Section 4.2 hereof.

(c)               Upon receipt of the entire amount of any Protective Advance (including any Super-Priority Protective Advance) from the Noteholders, Administrative Agent or Servicer shall take all commercially reasonable action to mitigate against or remedy, to the extent reasonably possible, the event for which the Protective Advance is being made on behalf of the Noteholders.

(d)               Neither Administrative Agent nor any Noteholder shall have any personal liability or obligation to fund any Protective Advance or Super-Priority Protective Advance and all Protective Advances and Super Priority Protective Advances shall be reimbursed to the Administrative Agent and/or Noteholder(s) which made such Protective Advances and Super Priority Protective Advances in accordance with the applicable provisions of Article 4.

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Article 7

Intentionally omitted

Article 8

OWNERSHIP OF THE PROPERTIES

8.1              Foreclosure.

(a)               Prior to any foreclosure sale of the Property pursuant to the Loan Documents or the acceptance of a deed in lieu thereof (each, a “Foreclosure”), in order to consummate a Foreclosure and, if Administrative Agent, on behalf of the Noteholders, is the winning bidder, own, directly or indirectly, the Property thereafter (an "REO Property"), Administrative Agent shall form a special purpose limited liability company (“Newco”), the ownership interests in which, subject to the requirements of any Senior Co-Lender Agreement, shall be owned, directly or indirectly, by the Noteholders, in accordance with their respective Distribution Pro Rata Shares and managed by Administrative Agent (subject to terms and provisions which, in all material respects, are consistent with Administrative Agent’s rights as set forth in Section 2.1 and Section 2.2 hereof, mutatis mutandis), and which Newco shall own the REO Property thereafter, with Administrative Agent acting as manager. Administrative Agent shall form Newco pursuant to organizational documents drafted by and at the direction of counsel selected by Administrative Agent and with respect to which the Noteholders shall not unreasonably withhold or delay their consent (the “Newco Organizational Documents”) that will provide, inter alia, that: (i) all management decisions regarding Newco subsequent to the Foreclosure shall be by Administrative Agent the manager (provided Administrative Agent shall not have any fiduciary or other duty to the Noteholders in connection with such administration of the Newco and shall not have any obligation whatsoever to adhere to any servicing or other standard with respect to such administration), subject to the approval by the members over (A) certain to be enumerated “major decisions” which shall be substantially the same as those set forth in Section 2.2(a) above (to the extent applicable) and which must be approved by the Required Note-A Equity Holders and, so long as no Control Appraisal Period then exists, the Note-B Holders (or their designees) provided that in no event shall any Noteholder that was a Delinquent Noteholder prior to any Foreclosure have any voting rights whatsoever in Newco and (B) which will provide for a “deemed approval” over such major decisions substantially the same as that set forth in Section 2.2(e), and (ii) distributions to the members shall be made in a manner substantially the same as that set for in Section 4.2(b).

(b)               Among other things, the parties anticipate that the Newco Organizational Documents, including any organizational documents pursuant to which Administrative Agent may form Newco in accordance with the second sentence of clause (a) above, will include: (i) the establishment of a business plan and a budget for the operation, disposition and, if the Noteholders so choose, development, sales, leasing and management, of the Property, which such business plan and budget must be approved by the Required Note-A Equity Holders and, so long as no Control Appraisal Period exists, the Note-B Holders (or their designees); (ii) management of Newco as described in the preceding clause (a) above; and (iii) terms which

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provide that the economic interests of the beneficial owners of Newco on the date formed will be equal to the equivalent of the Distribution Pro Rata Shares of the Noteholders immediately prior to such Foreclosure. Administrative Agent, acting as the manager of Newco, will have the right to require one or more capital calls to the extent any such capital calls are (1) to protect and preserve the Property, including, without limitation, to pay Taxes, Insurance Premiums or other assessments or charges required to be paid with respect to the Property, (2) to pay for expenditures which are emergency in nature which are necessary to prevent personal injury, the occurrence of life safety or health issues and/or material damage and/or substantial economic harm to the Property and/or (3) to the extent set forth in and in accordance with the business plan and budget described in clause (i) of this Section 8.1(b), (x) to pay for Qualified Leasing Expenses relating to any Leases entered into in accordance with the Loan Documents where the obligations of the landlord thereunder remains unfinished and/or (y) to pay for operating expense shortfalls with respect to the Property, all of which shall be funded based on the equivalent of each member’s Distribution Pro Rata Share, which each such member held in the Loan immediately prior to a Foreclosure. The Newco Organizational Documents shall contain provisions regarding failure to fund such a capital call, and the rights and remedies of Administrative Agent and each member of Newco in respect of such failure, that are substantially similar to Article 6 of this Agreement.

(c)               Upon consummation of the Foreclosure and entry into the Newco Organization Documents as provided in this Section 8, this Agreement shall terminate.

(d)               Furthermore, if, as a result of the commencement and prosecution of any such Foreclosure, the Noteholders would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “operator” of the Property within the meaning of any environmental law, or a “discharger” or “responsible party” thereunder, then, notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 2.2(d), Administrative Agent shall not commence or prosecute such Foreclosure unless both (i) the Noteholders have received an environmental assessment prepared in compliance with current ASTM Standard Practice for Environmental Site Assessments (an “Environmental Assessment”) prepared by a nationally or regionally recognized environmental consulting firm which regularly conducts such environmental site assessments and (ii) either (A) such Environmental Assessment indicates that the Property is in material compliance with applicable environmental laws and that there is no recognized environmental condition at the Property or (B) the Environmental Assessment does not indicate such material compliance, but Administrative Agent has prepared a remediation plan which when implemented at the Property will cause the REO Property to be in material compliance with all applicable Environmental Laws. The cost of preparation of any Environmental Assessment shall be paid by the Noteholders in accordance with their Distribution Pro Rata Shares. Notwithstanding the foregoing, in the event the Environmental Assessment does not indicate that the Property is in material compliance with applicable environmental laws and Administrative Agent has not prepared a remediation plan which when implemented at the Property will cause the REO Property to be in material compliance with all applicable Environmental Laws, but Administrative Agent desires to commence or prosecute a Foreclosure, then Administrative Agent shall have the right to purchase the Notes of any Noteholders, including any Notes held by Delinquent Noteholders, which have not elected to proceed with the Foreclosure, for a purchase price equal to the Par Purchase Price. In the event

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that Administrative Agent elects to purchase such Notes in accordance with the preceding sentence, then (x) Administrative Agent shall first notify each Noteholder of its intent to purchase such Notes, together with the amount of the Par Purchase Price for such Notes and each Non-Delinquent Noteholder shall have the right, but not the obligation, to purchase the Notes upon terms and conditions set forth by Administrative Agent (and, in the event more than one Non-Delinquent Noteholder desires to purchase such Notes, the Non-Delinquent Noteholders shall be entitled to purchase such Notes based on their Pro Rata Share) and (y) any selling Noteholder shall deliver or cause to be delivered to Administrative Agent the Notes held by or on behalf of such selling Noteholder and will execute in favor of Administrative Agent (or its designee) allonges and other assignment documentation, in form and substance reasonably acceptable to Administrative Agent to assign the applicable Notes and such Noteholder’s rights under the Notes and the other Loan Documents (without recourse, representations or warranties) to Administrative Agent (or its designee).

(e)               Subject to the terms of Section 2.2(a)(ii), Administrative Agent shall have the sole right to bid on behalf of the Noteholders at a Foreclosure. No Noteholder may bid for its own account at such foreclosure sale.

(f)                After the consummation of a Foreclosure, in the event Newco obtains the Property then Administrative Agent may market and subject to consummate the sale of the REO Property as a whole; provided that, the sale of the REO Property for an amount (i.e. gross purchase price) that would reasonably be anticipated to be less than the lesser of (i) the outstanding principal balance of the Loan, plus all accrued and unpaid interest (but not any late charges or interest accrued at the Default Rate), and (ii) ninety-seven percent (97%) of the then-current “as-is fair market” value of the Property, as determined by Administrative Agent (which determination may, but not necessarily be made on the basis of a then-current appraisal ordered by Administrative Agent) shall, so long as no Control Appraisal Period is continuing, require the consent of the Note-B Holders.

(g)               Following consummation of a Foreclosure, any decision to finance all or any portion of the Property shall require the consent of the Required A-Note Equity Holders and, so long as no Control Appraisal is continuing, the consent of the Note-B Holders.

(h)               All income or other money with respect to the Property received after so acquiring title to or taking possession of the Property, including income from the operation and management of the Property and the proceeds of a sale of the Property, shall be applied, (i) first, to the payment of operating expenses with respect to the Property, (ii) second, to the establishment of reasonable reserves for the operation of the Property, sales, leasing and capital improvements and (iii) third, in accordance with the applicable provisions of Article 4, mutatis mutandis.

(i)                 Upon the formation of NewCo but before the NewCo Organizational Documents have been agreed upon, this Agreement shall constitute the operating agreement of NewCo; provided that upon the consummation of the Foreclosure and the Noteholders’ execution of the Newco Organizational Documents as provided in this Section 8.1, this

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Agreement (and any Senior Co-Lender Agreement) shall terminate except for the provisions hereof that expressly survive.

(j)                 Administrative Agent and the Servicer shall be entitled to enter into any agreement with any independent contractor performing services for Administrative Agent and/or Servicer related to their respective duties and obligations hereunder, which agreement may provide for the indemnification of Administrative Agent and/or such Servicer by such independent contractor and nothing in this Agreement shall be deemed to limit or modify such indemnification by such independent contractor or limit or modify the indemnification obligations of the Noteholders pursuant to Section 2.6 of this Agreement (as the same may be incorporated into Newco Organizational Documents).

Article 9

CONTROL APPRAISAL PERIOD

9.1              Determination of a Control Appraisal Period. Within 60 days after (i) an Appraisal Reduction Event, and (ii) each date thereafter on which Administrative Agent determines that an updated Appraisal is reasonably necessary (but no more than once in every ninety-day period, Administrative Agent shall have the right (but not the obligation) to obtain an Appraisal (or a letter update to an existing Appraisal) from an Appraiser selected by Administrative Agent, at the Note-B Holders’ cost. Such Appraisal shall be used by Administrative Agent to determine if a Control Appraisal Period exists, and, if such a Control Appraisal Period exists, Administrative Agent shall promptly so notify the Noteholders (a “Control Appraisal Period Notice”).

9.2              Threshold Event Collateral.

(a)               Notwithstanding the foregoing, the Note-B Holders shall be entitled to avoid a Control Appraisal Period caused by the application of an Appraisal Reduction Event upon satisfaction of the either of the following (which must be completed within sixty (60) days following Note-B Holders’ receipt of written notice from the Administrative Agent of the occurrence of a Control Appraisal Period): (x) Note-B Holders pay to Administrative Agent for application to the reduction of the principal balance of the A-Note, one hundred percent (100%) of the amount by which the principal balance of the Loan must be reduced to cause such Control Appraisal Period to no longer be continuing or (y) (i) the Note-B Holders shall have delivered as a supplement to the appraised value of the Property, in the amount specified in clause (ii) below, to Administrative Agent together with documentation to create and perfect a first-priority security interest in favor of the Administrative Agent for the benefit of Note-A Holders in such collateral in form and substance reasonably acceptable to Administrative Agent and the Note-B Holders) (a) cash collateral for the benefit of the Note-A Holders, and/or (b) an unconditional and irrevocable standby letter of credit payable on sight demand with Administrative Agent for the benefit of the Note-A Holders as beneficiary issued by a domestic bank or other financial institutions the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “A1” by Moody’s (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be an amount equal to one hundred percent (100%) of the

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amount which, when added to the appraised value of the Property, would cause the Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by the Note-B Holders (a “Threshold Event Cure”), no Control Appraisal Period caused by application of an Appraisal Reduction Amount shall be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the Note-B Holders shall be required to renew such letter of credit not later than 30 days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than 180 days from the date of substitution; provided, however, that if a letter of credit is not renewed prior to 30 days prior to the expiration date of such letter of credit, the letter of credit shall provide that Administrative Agent for the benefit of the Note-A Holders may draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. If a letter of credit is initially furnished as Threshold Event Collateral and the issuer of such letter of credit at any time no longer satisfies the unsecured debt rating requirements set forth above. The Note-B Holders shall be required within ten (10) Business Days of notice thereof to replace such original letter of credit with a replacement letter of credit from an issuer meeting the rating requirements set forth herein. The Threshold Event Cure shall continue until (i) the amount provided as Threshold Event Collateral is not equal to one hundred percent (100%) of the amount which when added to the appraised value of the Property would not be sufficient to prevent a Control Appraisal Period from occurring (a “Threshold Event Collateral Deficiency”); provided, however, that upon the Note-B Holders’ receipt of written notice from Administrative Agent of the existence of a Threshold Event Collateral Deficiency, the Note-B Holders shall have the right to deliver to Administrative Agent for the benefit of the Note-A Holders additional Threshold Event Collateral equal to the amount when added to previously delivered Threshold Event Collateral then being held by Administrative Agent for the benefit of Note-A Holder, shall equal one hundred percent (100%) of the amount which, when taken together with the value of the Property, would be sufficient to prevent a Control Appraisal Event from occurring; or (ii) the appraised value of the Property, upon any redetermination thereof effected in accordance with the terms hereof, but in all events at the sole expense of the Note-B Holders, is sufficient to avoid the occurrence of a Control Appraisal Period without taking into consideration any Threshold Event Collateral previously delivered by the Note-B Holders (and in the event described under this clause (ii), the Threshold Event Collateral held by Administrative Agent for the benefit of the Note-A Holders shall be promptly be returned to the Note-B Holders). The parties agree that upon a final realization on the collateral that secures the Loan, Administrative Agent shall apply the Threshold Event Collateral to reduce amounts due and owing to the Noteholders in accordance with Section 4.2(B) hereof and all remaining Threshold Event Collateral after all amounts due and owing to the Noteholders have been paid with respect to the Loan thereafter, if any, shall be returned to Note-B Holders.

(b)               Without limiting Note-B Holder’s rights under subsection (a) hereof, upon an Appraisal Reduction Event, Note-B Holder shall have the right, at its sole expense, within fifteen (15) days of receipt of notice of the Appraisal Reduction Event, to require the Administrative Agent to order a second Appraisal with respect to the Loan. Administrative Agent shall use commercially reasonable good faith efforts to ensure that such second Appraisal is delivered within thirty (30) days from receipt of the Note-B Holder’s written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an MAI appraiser (provided that

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such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Note-B Holder is requesting the Administrative Agent to obtain an additional Appraisal).

(c)               Upon receipt of any supplemental Appraisal pursuant to subsection (b) above, Administrative Agent shall determine, in good faith whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount is warranted, and if so warranted, Administrative Agent shall recalculate the Appraisal Reduction Amount based on such supplemental Appraisal and any information received from the Servicer. If based on such recalculation, the Control Appraisal Period is not continuing, such Control Appraisal Period shall immediately terminate.

Article 10

CURE RIGHTS, PURCHASE OPTION

10.1          Cure Rights.

(a)               Subject to Section 10(b), if Borrower fails to make any payment of any amount payable on the Loan by the end of the applicable grace period under the Loan Documents other than failure to pay amounts due on the Maturity Date (a “Monetary Default”), Administrative Agent shall provide notice to the Note-B Holders of such default (the “Monetary Default Notice”). The Note-B Holders shall have the right, but not the obligation, to cure such Monetary Default within ten (10) Business Days after receiving the applicable Monetary Default Notice, unless such failure by Borrower is a monthly payment default and the Note-B Holders received a Monetary Default Notice with respect to the immediately prior required monthly payment of Borrower, in which event such cure period shall be seven (7) Business Days (such applicable period, the “Cure Period”) and at no other times. Any Monetary Default Notice shall state in bold type: “FAILURE TO CURE SUCH MONETARY DEFAULT WITHIN [TEN (10)][SEVEN (7)] BUSINESS DAYS AFTER RECEIVING THIS NOTICE WILL RESULT IN THE FORFEITURE OF THE OPPORTUNITY TO CURE SUCH MONETARY DEFAULT.” At the time it makes a cure payment, the Note-B Holders shall pay all other amounts then due and payable by the Borrower (excluding any default interest), and shall reimburse Administrative Agent and the Note-A Holders for expenses incurred by Administrative Agent and the Note-A Holders. If a Monetary Default is timely cured as permitted above, Administrative Agent shall not treat such Monetary Default as a default or an Event of Default for purposes of (i) the application of monies in Section 4.2, or (ii) accelerating the maturity of the Loan, or commencing foreclosure or deed-in-lieu or similar proceedings or otherwise taking action to enforce the Loan; provided that such limitation shall not prevent Administrative Agent from sending notices of default to Borrower or Guarantor, from making demands on Borrower or Guarantor, or from collecting default interest or late charges.

(b)               The Note-B Holders’ shall not have the right to cure a Monetary Default more than six (6) times in any twelve (12) month period. No action taken by Administrative

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Agent, the Note-A Holders or the Note-B Holders in accordance with this Agreement, shall excuse performance by the Borrower of its obligations under the Loan Documents, and the Noteholder’s rights under the Loan Documents shall not be waived or prejudiced by virtue of the Note-B Holders’ actions under this Agreement. The Note-B Holders shall be subrogated to the Note-A Holders’ rights to any payment owing to the Note-A Holders for which the Note-B Holders make a cure payment as permitted under this Section 10.1, but such subrogation rights may not be exercised against the Borrower until the Note-A Holders are paid in full.

10.2          Purchase Option. If (1) there occurs any Proceeding of Borrower, (2) a foreclosure action has been commenced in accordance with the terms of this Agreement, or (3) any Event of Default under the Loan is continuing for a period of sixty (60) days and Administrative Agent has delivered to Borrower a written notice declaring that such Event of Default exists, each of the Note-B Holders shall have the right, by written notice (a “Note-B Holder Purchase Notice”) to Administrative Agent and each of the Note-A Holders, to purchase the A-Note’s interests in the Loan, in whole but not in part, at the Defaulted Loan Purchase Price. Following receipt of Note-B Holder Purchase Notice, the Note-A Holders shall sell (and the Note-B Holders shall purchase) the A-Note (free and clear of any participations thereof or liens or other encumbrances thereon), for the Defaulted Loan Purchase Price. The closing of the purchase and sale shall take place on a date (the “Defaulted Note Purchase Date”), not less than five (5) Business Days nor more than ten (10) Business Days after the date of Administrative Agent’s receipt of Note-B Holder Purchase Notice; provided Note-B Holders shall have the right to deposit a non-refundable (other than if the event giving rise to the Note-B Holder Purchase Notice ceases to exist or Administrative Agent and/or the Note-A Holders breach the terms of this clause (c) and sell the A-Note other than pursuant to the terms of this Agreement) cash deposit with Administrative Agent in an amount equal to 5% of the Defaulted Loan Purchase Price to extend the Defaulted Note Purchase Date an additional ten (10) Business Days (which the Note-B Holders may do up to two times with respect to any Note-B Holder Purchase Notice), provided that the Defaulted Note Purchase Date shall in no event be less than five (5) Business Days prior to any scheduled foreclosure sale or delivery of any deed in lieu of foreclosure with respect to the Property, to the extent such scheduled date is known. In addition, the Note-B Holders’ right to purchase the A-Note shall terminate automatically upon the earlier of (i) the date such Event of Default is cured, and (ii) the date Newco takes title to the Property by foreclosure or deed-in-lieu thereof. All costs and expenses related to the purchase and sale shall be paid by the Note-B Holders. The applicable Defaulted Loan Purchase Price shall be calculated by Administrative Agent three (3) Business Days prior to the Defaulted Note Purchase Date and shall, absent manifest error, be binding upon the Note-B Holders. Concurrently with the payment of the Defaulted Loan Purchase Price, the Note-A Holders shall execute and deliver assignment documentation that will effect the assignment of the A-Note and the Loan Documents without recourse, representation or warranty, other than as to the Note-A Holders’ ownership free and clear of all liens. Notwithstanding anything to the contrary contained herein, Administrative Agent shall not accept a deed-in-lieu of foreclosure without providing the Note-B Holders at least thirty (30) days prior written notice thereof.

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 Article 11

MISCELLANEOUS

11.1          Terms of Agreement. Subject to Section 8.1(h), this Agreement shall remain in full force and effect unless and until the Loan is repaid in full or Administrative Agent notifies all Noteholders that it has determined that all amounts that can be recovered with respect to the Loan and the collateral, through the exercise of commercially reasonable efforts on a cost-effective basis, have been recovered. The terms and conditions of this Agreement by which Administrative Agent and Servicer are indemnified by the Noteholders shall survive termination of the Agreement.

11.2          Modifications. Notwithstanding anything contained herein to the contrary, this Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the Note-B Holders and the Administrative Agent, on behalf of itself and the Note-A Holders; provided that Administrative Agent shall not enter into any amendment or modification which would decrease the Note-A Holders’ rights (other than to a de minimus extent) or increase the Note-A Holders’ obligations (other than to a de minimus extent) without the written consent of the Required Note-A Holders.

11.3          Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and each of their respective successors and permitted assigns, provided that none of Borrower, Guarantor, Key Principal, any Borrower Party or any of their respective Affiliates shall ever become a Noteholder or a beneficiary hereunder.

11.4          Notices.

(a)               Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and shall be deemed to have been duly given or made if made by hand or by nationally recognized overnight courier service, in each case when delivered or when delivery is refused, and addressed to the address specified on Exhibit B hereto (or, in the case of any Noteholder that is a Securitization Vehicle, to the Controlling Class Representative designated in a written notice to Administrative Agent in accordance with Section 2.2(h) of this Agreement at the address specified in such written notice) as updated and distributed to all parties hereto from time to time in accordance with these notice provisions.

(b)               In addition to the foregoing, Administrative Agent, Servicer or their respective legal counsel may distribute any or all notices, communications, requests and demands to or upon the respective parties hereto, including, without limitation, supporting materials or documentation pertaining thereto (and also including, without limitation any written notices or other communications requesting a Noteholder’s determination, consent, approval or disapproval pursuant to Section 2.2(e) of this Agreement, along with any or all supporting materials or documentation pertaining thereto) by posting same through Intralinks, the Debtdomain website, or any other web-based service then being used by Administrative Agent or Servicer in connection with the administration, servicing or syndication of its commercial real

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estate loans (including, without limitation, any successor service(s) to either Intralinks or Debtdomain). In connection therewith, the Noteholders’ respective email addresses specified on Exhibit B hereto, (or, in the case of any Noteholder that is a Securitization Vehicle, to the email address for the Controlling Class Representative designated in a written notice to Administrative Agent in accordance with Section 2.2(h) of this Agreement) as updated, shall be provided to such website or other service, as applicable, for the purpose of notification to the Noteholders of each such posting by Administrative Agent, Servicer, or their respective legal counsel. Each such notice, communication, request, demand or other materials shall be deemed to have been duly given or made, and duly received by each of the Noteholders, upon the posting of same by Administrative Agent, Servicer, or their respective legal counsel to such website or other service, as applicable. Notwithstanding the foregoing, the notice delivery methods described in this Section 11.4(b) shall not be a valid form of notice delivery to any Noteholder that is a Securitization Vehicle.

11.5          Prior Agreements. This Agreement contains the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement.

11.6          Conflict; Construction of Documents. As between or among the parties hereto, the event of any conflict between the provisions of this Agreement and any of the Loan Documents, as between or among the parties hereto, the provisions of this Agreement shall control. The parties hereto acknowledge that each such party is represented by separate legal counsel in connection with the negotiation and drafting of this Agreement, and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted it.

11.7          Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT.

11.8          Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK, AND EACH PARTY HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HERETO HEREBY

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IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

11.9          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER MAY EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE PARTIES HERETO AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTIES.

11.10      Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

11.11      Third-Party Beneficiaries. No Person other than a party to this Agreement (and any Noteholder that becomes a party to this Agreement after the date hereof) shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. The Note-B Holders hereby acknowledge and agree that they are not third party beneficiaries to any Senior Co-Lender Agreement and have no rights to enforce any of the obligations of Administrative Agent or any of the Note-A Holders thereunder.

11.12      Withholding.

(a)               If Administrative Agent or Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to any Noteholder with respect to the Loan as a result of such Noteholder constituting a Non-Exempt Person, Administrative Agent shall be entitled to do so with respect to such Noteholder’s interest in such payment (all withheld amounts being deemed paid to such Noteholder); provided that Administrative Agent shall furnish any such Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Noteholder is subject to tax.

(b)               Each other Noteholder shall and hereby agrees to indemnify Administrative Agent (or any Servicer on its behalf) against and hold Administrative Agent (or any Servicer on its behalf) harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of Administrative Agent (or any Servicer on its behalf) to withhold Taxes from payment made to any Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Noteholder to Agent in connection with the obligation of Agent (or any

55

Servicer on its behalf) to withhold Taxes from payments made to such Noteholder, it being expressly understood and agreed that (i) Administrative Agent shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) any other Noteholder shall, upon request of Administrative Agent and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel reasonably satisfactory to Administrative Agent.

(c)               Each Noteholder represents to Administrative Agent (for the benefit of Borrower) that it is not a Non-Exempt Person and that neither Administrative Agent nor Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as is necessary during the term of this Agreement, each other Noteholder shall deliver to Administrative Agent, or the Servicer, as applicable, evidence satisfactory to Administrative Agent substantiating that it is not a Non-Exempt Person and that Administrative Agent is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) if any other Noteholder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to Administrative Agent an Internal Revenue Service Form W-9 and (b) if such Noteholder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such other Noteholder shall satisfy the requirements of the preceding sentence by furnishing to Administrative Agent Internal Revenue Service Form W-8ECI or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such other Noteholder, as evidence of such other Noteholder’s exemption from the withholding of United States tax with respect thereto. Administrative Agent shall not be obligated to make any payment hereunder to any Noteholder in respect of its Note or otherwise until such other Noteholder shall have furnished to Administrative Agent the requested forms, certificates, statements or documents.

11.13      EU Bail-In Rule Provisions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, except to the extent such liability is excluded under the Bail-In Legislation from the scope of any Bail-In Action, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

56

(b)               the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability including without limitation a reduction in any accrued or unpaid interest in respect of such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)            the variation of the terms of this Agreement to give effect to the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[SIGNATURE PAGE FOLLOWS]

57

In witness whereof, the Initial Noteholders and Administrative Agent have caused this Agreement to be duly executed as of the day and year first above written.

ADMINISTRATIVE AGENT:

GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC,
a Delaware limited liability company

By:	/s/ Toby Cobb
Name: Toby Cobb
Title: Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

Signature Page to
A/B Co-Lender Agreement

INITIAL NOTE-A HOLDER:

GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC,
a Delaware limited liability company

By:	/s/ Toby Cobb
Name: Toby Cobb
Title: Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

Signature Page to
A/B Co-Lender Agreement

INITIAL NOTE-B HOLDER:

GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC,
a Delaware limited liability company

By:	/s/ Toby Cobb
Name: Toby Cobb
Title: Treasurer

[END OF SIGNATURES.]

Signature Page to
A/B Co-Lender Agreement

EXHIBIT A

Form of Assignment Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to (a)  that certain Loan Agreement, dated as of January 31, 2020 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Loan Agreement”), by and between Grass River Warehouse Facility Entity Two, LLC, as initial administrative agent (in such capacity, “Initial Administrative Agent”), and Southwest Properties Investments, LLC, a Delaware limited liability company (“Borrower”), as Borrower, and (b) that certain A/B Co-Lender Agreement dated as of March 2, 2020 (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “A/B Co-Lender Agreement”), by and among Initial Administrative Agent, Grass River Warehouse Facility Entity Two, LLC, as the initial Note-A Holder (in such capacity, the “Initial Note-A Holder”) and [NOTE-B CO-LENDER], as the initial Note-B Holder (in such capacity, “Initial Note-B Holder”). Terms defined in the Loan Agreement, and the A/B Co-Lender Agreement are used herein with the same meaning. This Assignment and Acceptance, between the Assignor (as identified on Schedule 1 hereto) and the Assignee (as identified on Schedule 1 hereto) is dated as of the Effective Date (as specified on Schedule 1 attached hereto, the “Effective Date”).

[_____________________] (“Assignor”) hereby irrevocably sells, assigns and transfers to the undersigned Assignee without recourse to Assignor and without representation or warranty, and Assignee hereby irrevocably purchases and assumes from Assignor, as of the Effective Date, the note(s) described in Schedule 1 hereto (the “Note”), together with a corresponding pro rata share in the Loan Agreement and the other Loan Documents (the “Assigned Interest”).

Assignee hereby becomes a party to, and Noteholder under, the A/B Co-Lender Agreement and the Loan Documents. Assignor hereby irrevocably sells, assigns and transfers to and Assignee accepts, assumes and agrees to perform, pay or discharge, with respect to the Assigned Interest, (i) its obligations as a Noteholder under the A/B Co-Lender Agreement and (ii) all obligations of Assignor, as holder of the Note, under the Loan Documents, accruing from and after the Effective Date.

Except as set forth in the A/B Co-Lender Agreement, Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the A/B Co-Lender Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of the A/B Co-Lender Agreement or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the

Exhibit A-1

financial condition of Borrower or the performance or observance by Borrower of any of Borrower’s obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Documents, together with copies of the financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) confirms that it has received a copy of the Co-Lender Agreement; (d) agrees that it will, independently and without reliance upon Assignor, Administrative Agent, Servicer, or any other person which has become a Noteholder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement and Co-Lender Agreement; (e) appoints and authorizes Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Administrative Agent by (and subject to) the terms of the Co-Lender Agreement, together with such powers as are incidental thereto; (f) agrees that it will be bound by the provisions of the Loan Agreement, the other Loan Documents and A/B Co-Lender Agreement and will perform in accordance with their terms all the obligations which by the terms of such agreements are required to be performed by it as a Noteholder, (g) agrees that, if it is organized under the laws of a jurisdiction outside the United States, it shall deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty and (h) effective as of the date hereof, hereby makes the representations and warranties set forth in Section 2.5(c) of the A/B Co-Lender Agreement (which representations and warranties are hereby incorporated by reference) for the benefit of Administrative Agent and the other Noteholders.

Assignee represents and warrants that (A) it is (i) a Qualified Transferee (as defined in the A/B Co-Lender Agreement), (ii) a Qualified Transferee (as defined in the Loan Agreement), and (iii) a permitted transferee pursuant to Section 3.2 of the A/B Co-Lender Agreement, and (B) it has satisfied all conditions and requirements for the transfer of the Assigned Interest (if any) set forth in the Loan Documents).

This Assignment and Acceptance is conditioned upon its acceptance and consent by Administrative Agent (in accordance with the terms of the A/B Co-Lender Agreement) and payment by Assignee, on the Effective Date, of the purchase price for the Note as specified in a separate agreement or settlement statement with the Assignor. The execution of this Assignment and Acceptance by Administrative Agent is evidence of its acceptance and consent by Administrative Agent.

Upon such acceptance, consent and payment, from and after the Effective Date, Administrative Agent (or Servicer on its behalf) shall make all payments in respect of the Note to Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. Assignor and Assignee shall make all appropriate adjustments in payments by

Exhibit A-2

Administrative Agent (or Servicer on its behalf) for period prior to the Effective Date or with respect to the making of this Assignment directly between themselves.

From and after the Effective Date: (a) Assignee shall be a party to the Loan Agreement (and deemed to be a Lender thereunder) and the A/B Co-Lender Agreement, and, with respect to the Note, have the rights and obligations of a Noteholder thereunder and under the other Loan Documents and shall have the benefit of and be bound by the provisions thereof, and (b) Assignor shall have, with respect to the portion of the Loan represented by the Note assigned hereby, relinquished its rights and be released from its obligations under the Loan Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

This Assignment and Acceptance may be executed in any number of counterparts (including counterparts in “PDF” or other electronic format), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[SIGNATURES FOLLOW ON NEXT PAGE.]

Exhibit A-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers as of the date first written above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

ACCEPTED BY ADMINISTRATIVE AGENT:

GRASS RIVER WAREHOUSE FACILITY ENTITY TWO, LLC

By:
Name:
Title:

Exhibit A-4

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE

Effective Date of Assignment
Name of Assignor
Name of Assignee
Date of Replacement Promissory Note B
Outstanding Principal Balance of Replacement Promissory Note B on Effective Date
Pro Rata Share of Replacement Promissory Note B
Notice Address(es) for Assignee

Schedule 1

EXHBIT A-1

TO

ASSIGNMENT AND ACCEPTANCE

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Exhibit A-1

EXHIBIT B

Notices

Administrative Agent:

Grass River Warehouse Facility Entity Two, LLC

2977 Mcfarlane Road, Suite 300

Coconut Grove, Florida 33133

Attention: Mark A. Jefferis

Phone Number: 213.448.5754

Email: mjefferis@grassriver.com

with a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Attention: Walter F. Schleimer, Esq. (ADF)

Email: Walter.Schleimer@haynesboone.com

Note-A Holder:

Grass River Warehouse Facility Entity Two, LLC

2977 Mcfarlane Road, Suite 300

Coconut Grove, Florida 33133

Attention: Mark A. Jefferis

Phone Number: 213.448.5754

Email: mjefferis@grassriver.com

with a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Attention: Walter F. Schleimer, Esq. (ADF)

Email: Walter.Schleimer@haynesboone.com

Exhibit B

Note -B Holder:

Grass River Warehouse Facility Entity Two, LLC

2977 Mcfarlane Road, Suite 300

Coconut Grove, Florida 33133

Attention: Mark A. Jefferis

Phone Number: 213.448.5754

Email: mjefferis@grassriver.com

with a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Attention: Walter F. Schleimer, Esq. (ADF)

Email: Walter.Schleimer@haynesboone.com

Exhibit B

EXHIBIT C

Commitments and Pro Rata Shares

	Total Commitment	Pro Rata Share (based on Total Commitment)
Note-A Holder	$34,500,000.00	93.24324%
Note-B Holder	$2,500,000.00	6.75676%

Exhibit C

EXHIBIT D

Loan Documents

1. Loan Agreement
2. Promissory Note A
3. Promissory Note B
4. Mortgage, Assignment of Leases and Rents, and Security Agreement
5. Assignment of Leases and Rents
6. Conditional Assignment of Management Agreement
7. Guaranty of Recourse Obligations
8. Guaranty Fee Agreement
9. Environmental Indemnity Agreement
10. Certificate Re “Recycled” Single-Purpose Entity
11. UCC-1 Financing Statement (DE SOS)
12. UCC-1 Financing Statement (Fort Myers, FL)

Exhibit D